UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

SVB FINANCIAL GROUP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Notice of Annual Meeting of Stockholders

Tuesday, May 12, 2009

4:00 P.M.

TO THE STOCKHOLDERS:

I am pleased to invite you to attend the 2009 Annual Meeting of Stockholders of SVB Financial Group, a Delaware corporation (the “Company”), which will be held at the Company’s offices located at 3005 Tasman Drive, Santa Clara, California 95054, on Tuesday, May 12, 2009 at 4:00 p.m., local time. The purposes of the meeting are to:

1.	Elect twelve (12) directors to serve for the ensuing year and until their successors are elected.

2.	Ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2009.

3.	Approve an advisory (non-binding) proposal concerning the Company’s executive compensation.

4.	Transact such other business as may properly come before the meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. To assure your representation at the meeting, you are encouraged to vote your shares as soon as possible. Voting instructions are included in: (i) for those stockholders receiving printed proxy materials, the enclosed Proxy Card, and (ii) for all other stockholders, the Notice Regarding the Availability of Proxy Materials (as further described in the Proxy Statement). Any stockholder attending the meeting may vote in person even if such stockholder has previously voted.

Only stockholders of record at the close of business on March 24, 2009 may vote at the meeting or any postponement or adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Alex W. "Pete" Hart
Alex W. “Pete” Hart
Chairman of the Board

Santa Clara, California

March [    ], 2009

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS PROMPTLY AS POSSIBLE, IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. IF YOU HAVE RECEIVED PRINTED PROXY MATERIALS, A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. WE ENCOURAGE YOU TO VOTE FOR THE ELECTION OF ALL TWELVE (12) NOMINEES FOR DIRECTOR, AS WELL AS IN FAVOR OF THE ABOVE REMAINING PROPOSALS.

Proxy Statement—Table of Contents

*	Indicates matters to be voted on at the Annual Meeting.

Mailed to Stockholders on or about [April     ], 2009

PROXY STATEMENT

OF

SVB FINANCIAL GROUP

3005 Tasman Drive

Santa Clara, California 95054

INFORMATION CONCERNING THE PROXY SOLICITATION

General

This Proxy Statement is furnished in connection with the solicitation of the enclosed Proxy by, and on behalf of, the Board of Directors of SVB Financial Group (the “Company”) for use at the 2009 Annual Meeting of Stockholders of the Company to be held at the Company’s offices located at 3005 Tasman Drive, Santa Clara, California 95054, on Tuesday, May 12, 2009 at 4:00 p.m. local time, and at all postponements or adjournments thereof (the “Meeting”). (For directions to attend the Meeting in person, please contact us at the telephone number below.) Only stockholders of record on March 24, 2009 (the “Record Date”) will be entitled to vote at the Meeting. At the close of business on the Record Date, there were [            ] shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”), outstanding.

The Company is a Delaware corporation and financial holding company for Silicon Valley Bank (the “Bank”) and its affiliates. The Company’s principal executive offices are located at 3005 Tasman Drive, Santa Clara, California 95054, and its telephone number at that location is (408) 654-7400.

Important Notice Regarding the Availability of Proxy Materials for the Meeting

This Proxy Statement and our 2008 Annual Report on Form 10-K are available electronically at http://www.svb.com/proxy. (See also “Delivery of Proxy Materials” below.)

Voting

Common Stock

Stockholders of the Company’s Common Stock are entitled to one vote for each share held on all matters covered by this Proxy Statement, except for the election of directors. With respect to the election of directors, each stockholder has the right to invoke cumulative voting, which entitles each stockholder to as many votes as shall equal the number of shares held by such stockholder multiplied by the number of directors to be elected. A stockholder may cast all of his or her votes for a single candidate or distribute such votes among as many of the candidates as he or she chooses (up to a maximum of the number of directors to be elected). However, no stockholder shall be entitled to cumulate votes for a candidate unless such candidate’s name has been properly placed in nomination prior to the voting in accordance with Article Fifth of the Restated Certificate of Incorporation of the Company and the stockholder (or any other stockholder) has given notice at the meeting prior to the voting of the stockholder’s intention to cumulate votes. If any stockholder has given such notice, all stockholders may cumulate their votes for candidates properly placed in nomination. If cumulative voting is properly invoked, the Proxy holders (the individuals named on the Proxy Card) are given discretionary authority under the terms of the Proxy to cumulate votes represented by shares for which they are named Proxy holders as they see fit among the nominees in order to assure the election of as many of such nominees as possible.

Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the meeting. You may vote by granting a Proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. Instructions for voting by telephone, by using the Internet or by mail are on your Proxy Card or Notice Regarding the Availability of Proxy Materials, as applicable. For shares held through a broker, bank or other nominee, follow the voting instructions included with your materials. If you provide specific voting instructions, your shares will be voted as you have instructed for any item on which you provide instructions and as the Proxy holders may determine within their discretion for any other matters, including any additional matters, which properly come before the meeting.

If you hold shares in your name and you sign and return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by our Board on all matters set forth in this Proxy Statement and as the Proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker or other nominee may have authority to vote your shares on certain matters. See “Quorum; Abstentions; Broker Non-Votes” below.

Series B Preferred Stock

Stockholders of the Company’s Series B Fixed Rate Cumulative Perpetual Preferred Stock (“Series B Preferred Stock”) are generally not entitled to vote, except as required by law or to, as a class: (i) elect two additional directors to the Company’s Board of Directors if we fail to pay certain dividends payable on the shares of Series B Preferred Stock for an aggregate of six quarterly dividend periods, and (ii) vote on particular matters that affect the rights of the holders of Series B Preferred Stock, such as authorizing a class or series of capital stock that ranks senior to the Series B Preferred Stock, amending our Restated Certificate of Incorporation in a manner that adversely affects the rights, preferences, privileges or voting powers of the Series B Preferred Stock, or consummating a binding share exchange or reclassification involving the Series B Preferred Stock or a merger or consolidation of the Company with another company. The voting rights of the Series B Preferred Stock are set forth under Section 7 of Annex A to the Certificate of Designations for the Series B Preferred Stock. None of the matters presented for stockholder approval in this Proxy Statement will require the vote of the stockholders of the Series B Preferred Stock.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares “represented and voting” at the Meeting (the “Votes Cast”) with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Broker non-votes occur on a matter when a broker, bank or other nominee is not permitted to vote on that matter without instructions from the beneficial owner and the beneficial owner does not give instructions. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of determining the number of Votes Cast with respect to proposals on which brokers, banks or other nominees are prohibited from exercising their discretionary authority. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast.

Revocability of Proxies

Any person giving a Proxy in the form accompanying this Proxy Statement has the power to revoke the Proxy at any time prior to its use. A Proxy is revocable prior to the Meeting by delivering either a written instrument revoking it or a duly executed Proxy bearing a later date to the Secretary of the Company. A Proxy is also automatically revoked if the stockholder is present at the Meeting and votes in person.

Solicitation

This solicitation of Proxies is made by, and on behalf of, the Board of Directors of the Company. The Company will bear the entire cost of preparing, assembling, printing, and mailing Proxy materials furnished by the Board of Directors to stockholders. Copies of Proxy materials will be furnished to brokerage houses, fiduciaries and custodians to be forwarded to the beneficial owners of the Company’s Common Stock. In addition to the solicitation of Proxies by mail, some of the officers, directors and employees of the Company may (without additional compensation) solicit Proxies by telephone or personal interview, the costs of which the Company will bear.

Unless otherwise instructed, each valid returned Proxy that is not revoked will be voted:

•	“FOR” each of the Company’s nominees to the Board of Directors,

•	“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009,

•	“FOR” approval of the advisory proposal concerning the Company’s executive compensation, and

•	At the Proxy holders’ discretion on such other matters, if any, as may properly come before the Meeting (including any proposal to adjourn the Meeting).

Delivery of Proxy Materials

In accordance with the rules adopted by the Securities and Exchange Commission (the “SEC”), commonly referred to as “Notice and Access,” we have decided to provide access to our Proxy materials over the internet instead of mailing a printed copy of the materials to every stockholder. Most stockholders will not receive printed copies of the Proxy materials unless they request them. Instead, a Notice Regarding the Availability of Proxy Materials (the “Notice”) was mailed to stockholders of record (other than stockholders who previously requested electronic or paper delivery of proxy materials or who hold shares in their name rather that through a broker, bank or other nominee) on or about [April     ], 2009. The Notice explains the process to access and review the information contained in the Proxy materials and how to vote their proxies over the internet or by telephone. In addition, the Notice will provide you the option to instruct us to send our future Proxy materials to you electronically by email. All stockholders will have the ability to access the Proxy materials on a website referred to in the Notice or request to receive a printed set of the Proxy materials.

For those stockholders who will receive printed copies of the Proxy materials upon request or otherwise, you may receive more than one set of materials, including multiple copies of this Proxy Statement and multiple Proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Proxy Card. Please follow the instructions on your Proxy Card(s) and vote accordingly.

How to Obtain a Separate Set of Proxy Materials

Stockholders may request to receive Proxy materials in printed form by mail or electronically by email on an ongoing basis. Stockholders who sign up to receive Proxy materials electronically will receive an email with links to the materials, which may give them faster delivery of the materials and will help save printing and mailing costs and conserve natural resources. If you choose to receive future Proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive Proxy materials by email will remain in effect until you terminate it.

For those stockholders who will receive printed copies of the Proxy materials and share an address with another stockholder, you may receive only one set of Proxy materials (including our 2008 Annual Report on Form 10-K and Proxy Statement) unless you have provided contrary instructions. If you wish to receive a separate set of Proxy materials now or in the future, you may write or call us to request a separate copy of these materials from:

SVB Financial Group

3003 Tasman Drive

Santa Clara, California 95054

Attention: Lisa Bertolet, Stock Administration

Telephone: (408) 654-7400

Facsimile: (408) 496-2405

Email: lbertolet@svb.com

Similarly, if you share an address with another stockholder and have received multiple copies of our Proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Company is committed to having sound corporate governance principles. These principles are important to the way in which the Company manages its business and to maintaining the Company’s integrity in the marketplace. The Company’s Corporate Governance Guidelines adopted by the Company’s Board of Directors and the charters of the Audit Committee, Compensation Committee, Directors’ Loan Committee, Finance Committee and Governance Committee of the Company’s Board of Directors are available at http://www.svb.com under “Corporate Governance”. The contents of the website are not incorporated herein by reference and the website address provided above and throughout this Proxy Statement is intended to be an inactive textual reference only.

Board Independence

The Board has determined that, with the exception of Mr. Ken Wilcox, our President and Chief Executive Officer, all of our current directors, as well as all of our incumbent directors standing for re-election, are “independent” within the meaning of the director independence standards set by the Nasdaq Stock Market, Inc. (“Nasdaq”) and the SEC, as currently in effect. Furthermore, the Board has determined that each of the current members of the Audit Committee, Compensation Committee and Governance Committee are “independent” within the meaning of such director independence standards.

Executive Sessions

The Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Mr. Wilcox is not present at these executive sessions, but will from time to time, meet with the independent directors, without other members of management present, at the Board’s discretion.

Audit Committee Independence and Financial Experts

The Board has determined that all of the current members of the Audit Committee, Messrs. Roger Dunbar, David Clapper and Joel Friedman and Ms. Lata Krishnan, meet all of the requirements of “independence,” and that Messrs. Dunbar and Friedman meet all of the attributes of an “audit committee financial expert,” as those meanings are defined for purposes of audit committee members by the applicable rules and regulations of the SEC and Nasdaq.

Board Evaluation

The Governance Committee of the Board conducts, in coordination with the full Board, an annual evaluation and review of the Board’s performance and effectiveness. Each year, the Governance Committee develops and implements a process for such evaluation and review, which may involve outside consultants or advisers and may include a review of how certain aspects impact Board effectiveness, such as Board size, meeting frequency, quality and timing of information provided to the Board, director communication, director education, director skills and qualifications, director independence and Board strategy sessions. The results of the evaluation and review are discussed with the Board. The Governance Committee also conducts annually a separate evaluation and review of the performance and effectiveness of each of the Board’s committees. See “Board Committee and Meeting Attendance—Committee Governance” below.

Consideration of Director Nominees

Stockholder Nominees

The Governance Committee will consider Board nominees proposed by stockholders. The Governance Committee has no formal policy with regard to stockholder nominees as it considers all nominees on their merits, as discussed below. Any stockholder nominations proposed for consideration by the Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

SVB Financial Group

3005 Tasman Drive

Santa Clara, California 95054

Fax: (408) 496-2545

In addition, the bylaws of the Company permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with the bylaws, please see “Stockholder Proposals and Director Nominations” below.

Selection and Evaluation of Director Candidates

The Governance Committee, with the participation of the full Board, is responsible for identifying candidates for membership on the Board. The Governance Committee makes determinations as to whether to recommend such candidates’ nomination to the Board based on their character, judgment, and business experience, as well as their ability to diversify and add to the Board’s existing strengths. This assessment typically includes issues of expertise in industries important to the Company (such as technology, life sciences and premium wine), functional expertise in areas such as banking, global markets, venture capital, private equity, law, accounting, finance and information technology, and an assessment of an individual’s abilities to work constructively with the existing Board and management, all in the context of an assessment of the perceived needs of the Board at that point in time. The Governance Committee has not formally established any minimum qualifications for director candidates. All nominees to be considered at the Meeting were recommended by the Governance Committee.

Communications with the Board

Individuals who wish to communicate with the Company’s Board may do so by sending an e-mail to the Company’s Board at bod@svb.com. Any communications intended for non-management directors should be sent to the e-mail address above to the attention of the Chair of the Governance Committee.

Code of Ethics

The Company has a Code of Ethics that applies to our principal executive officer and our senior financial officers, including our principal financial officer and principal accounting officer. A copy of this Code of Ethics is available on the Company’s website at http://www.svb.com under “Corporate Governance,” or can be obtained without charge by any person requesting it. To request a copy of our Code of Ethics, please contact: Lisa Bertolet, Stock Administration, SVB Financial Group, 3003 Tasman Drive, Santa Clara, California 95054, at telephone (408) 654-7400.

The Company intends to disclose any waivers from or changes in its Code of Ethics by posting such information on our website. No waivers or substantive changes were made during fiscal year 2008.

Proposal No. 1

ELECTION OF DIRECTORS

The Board of Directors Recommends a Vote “For” All Nominees

Subject to the rights of the holders of the Series B Preferred Stock or any other series of preferred stock of the Company to elect directors under specified circumstances, the Board of Directors (the “Board”) shall consist of at least eight (8), but no more than twelve (12) members, with the exact number to be fixed by the Board of Directors. As of the Record Date, the Board has fixed the number of authorized directors at twelve (12).

Pursuant to the Company’s bylaws, the Board of Directors shall not have more than two directors who do not meet the definition of an “Outside Director.” An “Outside Director” is any director who meets the independence and experience requirements of the SEC and Nasdaq and who, in the opinion of the Board, has the ability to exercise independent judgment in carrying out the responsibilities of a director of the Company. Pursuant to the Company’s bylaws, Outside Directors may not serve more than nine (9) consecutive one-year terms, beginning as of April 30, 2001; provided, however, that if in any one year, more than three Outside Directors are required to end their service on the Board of Directors because of the application of this term limit, the Board of Directors may extend the term of one or more such directors for successive one year terms so as to avoid requiring more than three Outside Directors to end their service in any one year. Any Outside Director who has served the maximum term or resigned prior to serving the maximum term may be eligible to stand for election for another maximum term after a one-year waiting period, during which the director may serve as an advisory director.

Nominees for Director

All Proxies will be voted “FOR” the election of the following twelve (12) nominees recommended by the Board of Directors for a term of one year, unless authority to vote for the election of directors (or for any particular nominee) is withheld. All of the nominees have served as directors of the Company since the last annual meeting of stockholders in April 2008. All incumbent directors are nominees for re-election to the Board.

If any of the nominees should unexpectedly decline or be unable to act as a director, the Proxies may be voted for a substitute nominee designated by the Board of Directors. As of the Record Date, the Board of Directors has no reason to believe that any nominee will become unavailable and has no present intention to nominate persons in addition to or in lieu of those listed below. Directors of the Company serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, resignation or removal.

The following information outlines the name and age of each nominee for director (as of the Record Date), his or her current principal occupation, followed by the biographical information for each such nominee:

Name	Age	Principal Occupation
Eric A. Benhamou	53	Chairman and Chief Executive Officer, Benhamou Global Ventures, LLC
David M. Clapper	57	Former President and Chief Executive Officer, SurgRx, Inc.
Roger F. Dunbar	63	Retired, Former Global Vice Chairman, Ernst & Young, LLP
Joel P. Friedman	61	Retired, Former President, Business Process Outsourcing, Accenture
G. Felda Hardymon	61	Partner, Bessemer Venture Partners, and Professor of Management Practice, Harvard Business School
Alex W. “Pete” Hart	68	Chairman of the Board, SVB Financial Group, and independent consultant in the financial services industry
C. Richard Kramlich	73	Co-Founder and General Partner, New Enterprise Associates
Lata Krishnan	48	Chief Financial Officer, Shah Capital Partners
James R. Porter	73	Retired, Former President and Chief Executive Officer, Triad Systems Corporation
Michaela K. Rodeno	62	Chief Executive Officer, St. Supéry Vineyards and Winery
Ken P. Wilcox	61	President and Chief Executive Officer, SVB Financial Group
Kyung H. Yoon	54	Chief Executive Officer, Talent Age Associates LLC

Mr. Eric A. Benhamou is Chairman and CEO of Benhamou Global Ventures, LLC, which was formed in 2003. Benhamou Global Ventures, LLC invests and plays an active role in innovative high tech firms throughout the world. Since 1990, Mr. Benhamou has served as Chairman of the Board of Directors of 3Com Corporation, a networking solutions provider, and since 1993, has also served as Chairman of the Board of Directors of Cypress Semiconductor, a semiconductor company. Currently, Mr. Benhamou serves on the Boards of Directors of RealNetworks, Inc., a creator of digital media services and software (since 2003) and Voltaire Ltd., a grid computing network solutions company (since 2007). Additionally, he serves on the Boards of Directors of several private companies, including ConteXtream, a carrier equipment vendor for intellectual property based media services (since 2007), Purewave Networks, a WiMax base station vendor for wireless carriers (since 2007), and Finjan, a global provider of proactive web security solutions (since 2006). Mr. Benhamou serves on the executive committees of TechNet, Stanford University School of Engineering and Ben Gurion University of Negev. Additionally, he is a visiting professor at the INSEAD Business School and the Chairman of the Israel Venture Network, a venture philanthropy organization for a stronger Israeli society.

Previously, Mr. Benhamou served as Chairman of the Board of Directors of Palm, Inc. (from 1999 to 2007), Chief Executive Officer of 3Com Corporation (from 1990 to 2000), and served as interim Chief Executive Officer of Palm (from 2001 to 2003). Prior to the assumption of these positions, Mr. Benhamou held a variety of senior management positions at 3Com. He has also served as a member of the Boards of Directors of Atrica, a provider of optical Ethernet solutions (from 2000 to 2008), Go Networks, a wireless network hardware provider (from 2004 to 2008) and WisdomArk, Inc., a consumer web service company (from 2005 to 2008). He also served on the executive committee of the Computer Science and Telecommunications Board (CSTB) (from 2003 to 2008). In 1981, Mr. Benhamou co-founded Bridge Communications, an early networking pioneer, and was Vice President of Engineering until its merger with 3Com in 1987. In 2003, Mr. Benhamou was appointed to the Joint High Level Advisory Panel of the U.S.-Israel Science and Technology Commission by U.S. Commerce Secretary Donald Evans.

Mr. Benhamou holds a diplôme d’Ingenieur de l’École Nationale Supérieure d’Arts et Métiers in Paris, France, a master’s degree in Science from the School of Engineering at Stanford University and several honorary doctorates.

Mr. David M. Clapper served as President and Chief Executive Officer of SurgRx, Inc., a medical device manufacturer, until SurgRx’s acquisition by Ethicon Endo-Surgery in December 2008. He is a member of the Boards of Directors of Dfine, Inc., an electrosurgical system developer (since 2007), and Sierra Medical, a surgical device company (since 2007). From 1999 until 2004, Mr. Clapper served as President and Chief Executive Officer and a member of the Board of Directors of Novacept, a medical device company, until Novacept’s acquisition by Cytyc Corporation. Mr. Clapper also served as President and Chief Executive Officer and a member of the Board of Directors of Focal, Inc., a developer of surgical sealant (from 1994 to 1999). Prior to joining Focal, Mr. Clapper was employed at various divisions of Johnson & Johnson (from 1977 until 1993). Previously, Mr. Clapper served as a member of the Boards of Directors of St. Francis Medical Technology (in 2006), Conor Medsystems (from 2004 to 2007) and Pulmonx (from 2003 to 2006).

Mr. Clapper holds a bachelor’s degree in Marketing from Bowling Green State University.

Mr. Roger F. Dunbar retired from Ernst and Young in 2004, where from 2000 to 2004, he held the position of Global Vice Chairman. In his role as Global Vice Chairman, Mr. Dunbar was responsible for developing the Ernst & Young Strategic Growth Markets operations and Global Venture Capital Services. In addition, he was a member of Ernst & Young’s Global Practice Council and Global Management Committee. From 1974 to 2000, Mr. Dunbar was a client service partner and held a variety of senior leadership roles, including Partner-in-Charge and Area Managing Partner, Silicon Valley and the Pacific Northwest Area.

Mr. Dunbar has taught at Santa Clara University’s Graduate School of Business and in Ernst & Young’s National Education Program. Mr. Dunbar served as a member of the Advisory Board for Santa Clara University and as a member of Joint Venture Silicon Valley’s 21st Century Education Board. In addition, from 2001 to 2004, Mr. Dunbar served as an advisory member of the Company’s Board.

Mr. Dunbar holds a bachelor’s degree in Business from San Francisco State University and holds a master’s degree in Business Administration from Santa Clara University.

Mr. Joel P. Friedman retired from Accenture in 2005, where he held the position of President of the Business Process Outsourcing (“BPO”) organization. Prior to his retirement as President of Accenture’s BPO organization, Mr. Friedman was responsible for overseeing Accenture’s portfolio of BPO businesses, as well as fueling new innovation and growth in BPO. He was a member of Accenture’s Board of Directors (from 2001 to 2005) and also served on the company’s Executive Committee and Global Leadership Council. Over the course of his 34-year career with Accenture, Mr. Friedman held a variety of senior leadership roles. He was a partner in Accenture’s Corporate Development Organization, served as a managing general partner of the company’s former venture capital business, Accenture Technology Ventures, led Accenture’s banking and capital markets program, and was instrumental in founding and managing Accenture’s strategy consulting practice. In addition, from 1998 to 2004, Mr. Friedman was also a member of the Dean’s Advisory Council for Stanford Graduate School of Business.

Currently, Mr. Friedman is a member of the Boards of Directors of NeuStar, a provider of essential clearinghouse services to the communications industry (since 2006), and Endeca Technologies, Inc., a provider of enterprise search solutions (since 2006), as well as a member of the Advisory Boards of Corefino, Inc., an outsourcing accounting and financial services firm (since 2008), EXL Service, a provider of offshore business process outsourcing solutions (since 2008) and Financial Technology Ventures (since 2005). Additionally, he serves on the Boards of Directors of Community Gatepath, a non-profit organization dedicated to enabling persons with disabilities to live as fully integrated members of the community (since 1991), and Junior Achievement of Northern California, a non-profit organization that assists young people understand the economics of life (since 2004).

Mr. Friedman holds a bachelor’s degree in Economics from Yale University and a master’s degree in Business Administration from Stanford University.

Mr. G. Felda Hardymon is currently a Partner at Bessemer Venture Partners (“Bessemer”), a venture capital firm located in Wellesley Hills, Massachusetts. Mr. Hardymon joined Bessemer in May 1981 and has also held the title of General Partner. In addition, since 1998, Mr. Hardymon has been on the faculty at Harvard Business School where he is currently the MBA Class of 1975 Professor of Management Practice. Currently, Mr. Hardymon serves on the Boards of Directors of Endeca Technologies, Inc., a provider of enterprise search solutions (since 2000), Portrait Software, which specializes in customer interaction management (since 2002), First Index, which provides online sourcing and marketplace services to manufacturing companies (since 2000), Vertica, a software company (since 2006), Streambase, a company which processes and analyzes real-time streaming data (since 2006), and Axis Networks, a provider of re-configurable digital radio platforms (since 2007).

Previously, Mr. Hardymon served on the Boards of Directors of VideoServer (now known as Ezenia), a communications switch company, Davox Corp., a communications technology company, Parametric Technology, a product development solutions provider, Airtech Group, a telecommunications company, LBMS, a process management software developer, Summagraphics, a technology company, and Celtel International, a telecommunications company.

Mr. Hardymon holds a bachelor’s degree in Mathematics from Rose Polytechnic Institute, a master’s degree in Mathematics from Duke University, a master’s degree in Business Administration from Harvard University, and a Ph.D. in Mathematics from Duke University.

Mr. Alex W. “Pete” Hart has worked as an independent consultant to the financial services industry since 1997. Previously, Mr. Hart served as Chief Executive Officer of Advanta Corporation, a diversified financial services company (from 1995 to 1997), where he had previously served as Executive Vice Chairman (from 1994 to 1995). Prior to joining Advanta, he was President and Chief Executive Officer of MasterCard International, the worldwide payment service provider (from 1994 to 1998). Mr. Hart is currently a member of the Boards of Directors of Fair Isaac Corporation, a predictive software company (since 2002), Global Payments, Inc., a payment services company (since 2001), eHarmony.com, an online compatibility service (since 2004), and VeriFone Holdings, Inc., an electronics company (since 2006).

Mr. Hart was also a member of the Boards of Directors of various companies, including HNC Software, Retek Inc., Shopping.com, Actrade Financial Technologies, Sanchez Computer Associates, US Encode, and Sequal Technologies, Inc.

Mr. Hart holds a bachelor’s degree in Social Relations from Harvard University.

Mr. C. Richard Kramlich, is Co-Founder and General Partner of New Enterprise Associates, a venture capital firm. Prior to founding NEA in 1978, Mr. Kramlich was a general partner of Arthur Rock & Associates (from 1969 to 1977) and Executive Vice President of Gardner & Preston Moss (from 1964 to 1969). Mr. Kramlich is currently a member of the Boards of Directors of Tabula, a semiconductor company (since 2005), Financial Engines, a creator of advice technology (since 1997), Force10 Networks, a developer of communication network routing and switching equipment (since 2000), Visual Edge Technologies, an imaging solutions company (since 2002), Xoom, a money transfer company (since 2004), Zhone Technologies, a provider of broadband access equipment (since 1999), Kor Technology, a leading edge aerospace defense technology company (since 2006), Sierra Monitor Corporation, a provider of hazardous gas detection systems (since 1984), TriAlpha Energy, a nuclear fusion research company (since 2006), MaxiScale, a developer of software for controlling infrastructure costs (since 2007) and Movius, a messaging, collaboration and mobile media solutions company (since 2007).

Previously, Mr. Kramlich was a member of the Boards of Directors of Celetronix, Decru, Chalone Wine Group, Silicon Graphics, 3Com Corporation, Ascend Communications, Dallas Semiconductor, Foveon (which was acquired by Sigma Corporation), Healtheon/WebMD, Immunex, InfoGear, Juniper Networks, Macromedia, NetSolve (which was acquired by Cisco), NEXT HOP (which was acquired by U4EA Technologies),

Semiconductor Manufacturing International, Fabric7 Systems and Informative. In addition, he was Chairman and President of the National Venture Capital Association. Mr. Kramlich also served as an advisory member of the Company Board from 2003 to 2005.

Mr. Kramlich holds a bachelor’s of science degree in History from Northwestern University and a master’s degree in Business Administration from Harvard University.

Ms. Lata Krishnan is currently the Chief Financial Officer of Shah Capital Partners, a leading mid-market technology private equity fund that was founded in 2003. In 1989, Ms. Krishnan co-founded SMART Modular Technologies, Inc. and served as its Chief Financial Officer until its merger with Solectron Corporation in 1999. Prior to founding SMART, Ms. Krishnan held various corporate accounting and finance positions with Montgomery Securities, Arthur Andersen & Company LLP, and Hill Vellacott & Company in London. Ms. Krishnan is also the Vice Chair and a director of the American India Foundation, an organization she co-founded in 2001 to accelerate social and economic development in India (since 2001). She is also a charter member of TiE, a fellow of the American Leadership Forum (since 1998), and a member of the Boards of Directors of the America’s Foundation for Chess, a foundation committed to children’s education (since 2003) and The Commonwealth Club, a public affairs forum (since 2004). Ms. Krishnan also serves on the advisory boards of CEO Women, an organization that seeks to create economic opportunities for low-income immigrant and refugee women (since 2000), Narika, a shelter for abused women in the Asian community (since 1998), and the Global Philanthropy Forum, a council on world affairs (since 2006).

Ms. Krishnan holds a bachelor’s of science degree with honors from the London School of Economics and is a member of the Institute of Chartered Accountants in England and Wales.

Mr. James R. Porter retired in 1998. Currently, he is a member of the Boards of Directors of Cardone Industries, a manufacturing company (since 1998) and Genesis Network Solutions, a telecommunications engineering company (since 2006). Mr. Porter is also a member of the Board of Regents of Pepperdine University (since 1993) and the Board of Trustees of Abilene Christian University (since 1990).

Previously, Mr. Porter was a member of the Boards of Directors of Activant Solutions (from 1985 to 2006), Firstwave Technologies (from 1993 to 2003) and the Advisory Board of American Central Gas Technologies (from 1999 to 2005). He was the President, Chief Executive Officer and director of Triad Systems Corporation, a computer software company (from 1985 to 1997). In addition, Mr. Porter served as Chairman of Firstwave Technologies, a software company (from 1993 to 1997) and as Chairman of Activant Solutions (formerly CCI/Triad), a computer services company from 1997 to 1999).

Mr. Porter holds a bachelor’s degree in Industrial Engineering from Texas A&M University and attended graduate school at Harvard University.

Ms. Michaela K. Rodeno is currently the Chief Executive Officer and only non-family director of Skalli Corporation (dba St. Supery Vineyards and Winery), located in Rutherford, California, a position she has held since 1988. She and her family own Villa Ragazzi, a Napa Valley winery with a first vintage of 1998, and 60 acres of vineyards in the Napa Valley. Ms. Rodeno has been a director of the Wine Market Council, a U.S. wine industry trade organization, since its inception in 1994, where she previously served as chairperson of the organization (from 2005 to 2006), and currently serves on the Executive Committee.

Previously, Ms. Rodeno served as the Chairman of the Meritage Association (from 1999 to 2005), and served on the Board of Directors of the Napa Valley Vintners Association (from 1989 to 1993) and has chaired the Napa Valley Wine Auction twice.

Ms. Rodeno holds a bachelor’s degree in French from the University of California, Davis, a master’s degree in French Literature from the University of California, Davis and a master’s degree in Business Administration from the University of California, Berkeley.

Mr. Ken P. Wilcox joined the Company in 1990 as Regional Vice President of the Bank’s East Coast Technology Group. Mr. Wilcox held increasingly responsible positions with the Bank, including Manager of the East Cost Technology Group, Executive Vice President and Manager of the East Cost Technology Group, Chief Banking Officer and President and Chief Operating Officer of the Bank. Mr. Wilcox was appointed Chief Executive Officer of the Bank in 2000 and was named President and Chief Executive Officer of the Company in 2001. Additionally, he is a member of the Board of the Federal Reserve Bank of San Francisco, and a member of the Boards of Directors of Silicon Valley Leadership Group, an organization with an emphasis on issues of importance to employers, employees and residents of Silicon Valley, the Bay Area Council, a public policy advocacy organization and the Northern California Advisory Board of the Asia Society, the leading global organization working to strengthen relationships and promote understanding among the people, leaders and institutions of Asia and the United States.

Previously, Mr. Wilcox served on the Board of Directors of Zhejiang Uni-Power Guarantee Limited (“UPG”) (during 2008) and the Silicon Valley Education Foundation (from 2007 to 2008).

Mr. Wilcox holds a bachelor’s degree in German Studies from Oakland University, a Ph.D. in German Studies from Ohio State University and a master’s degree in Business Administration from Harvard University.

Ms. Kyung H. Yoon is currently the Chief Executive Officer of Talent Age Associates LLC, a global talent management firm focused on board, executive recruitment, leadership development, training, coaching and interim financial services, serving venture and private equity backed companies and multinational corporations. She has held this position since December 2008. Ms. Yoon retired from her position in December 2008 as Vice Chairman of Heidrick & Struggles, a world renowned executive search and leadership consulting firm, where she had previously held a variety of leadership roles since 1994. Prior to joining Heidrick & Struggles, Ms. Yoon was the President of Benten Investments, Inc., the President of Pacific Union Asset Management and Vice President of Dillingham Development Company. Ms. Yoon started her career with Banque Nationale de Paris, one of the main banks in France and Europe. Currently, Ms. Yoon is Trustee and Chairman of the Asia America MultiTechnology Association (“AAMA”), a business network promoting technology enterprises (since 2008). She has served as a member of the Board of Directors of AAMA since 2003 and also served as its President from 2006 to 2007. In addition, she also serves on Stanford University’s SPRIE Greater China Networks Project Advisory Board (since 2004) and the Advisory Board of the Asia Society of Northern California.

Additionally, Ms. Yoon served on Harvard University’s John F. Kennedy School of Government Women’s Leadership Board, San Jose Museum of Art Board of Trustees, Board of Asia Pacific Fund, Advisory Board of Joint-Venture Silicon Valley and Advisory Board of Affinity Circles, a leading provider of trusted social networks for affinity based organizations.

Ms. Yoon holds a bachelor’s degree in Economics and French Literature from Goucher College in Baltimore, Maryland and a master’s degree in Business Administration in Finance and Marketing from the University of Chicago.

Vote Required

The twelve (12) nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum.

BOARD COMMITTEES AND MEETING ATTENDANCE

As of the date of this Proxy Statement, the Company’s Board has the following committees, each of which meets on a regular basis: (1) Audit Committee, (2) Compensation Committee, (3) Directors’ Loan Committee, (4) Finance Committee and (5) Governance Committee.

During fiscal year 2008, the Board held eleven (11) meetings. Each director attended or participated telephonically in 75% or more of the total number of meetings of the Board, and of the committees on which he or she served, which were held during the period for which he or she was a director or committee member. It is the Board’s policy that each director employs his or her best efforts to attend each of the Company’s annual stockholder meetings. All Board members with the exception of Messrs. Hart, Hardymon and Kramlich attended the annual meeting of stockholders in 2008.

Committee Members and Meetings

The following table provides membership and meeting information for each of the Board’s committees as of the date of this Proxy Statement:

Name	Audit Committee	Compensation Committee	Directors’ Loan Committee	Finance Committee	Governance Committee
Benhamou, Eric					✓
Clapper, David	✓		✓
Dunbar, Roger	✓*			✓*
Friedman, Joel	✓			✓
Hardymon, G. Felda				✓	✓
Hart, Alex “Pete”		✓			✓*
Kramlich, C. Richard		✓		✓
Krishnan, Lata	✓
Porter, James		✓	✓*
Rodeno, Michaela		✓*	✓
Yoon, Kyung		✓	✓
Number of meetings held during 2008:	13	8	4	12	4

*	Committee chair

Committee Governance

The Governance Committee, in coordination with the Board, implements and develops a process to conduct an annual assessment of committee performance and effectiveness, which includes a self-assessment by each committee and a performance review of each committee by non-committee members. The review includes an evaluation of various areas that may include committee sizes, committee composition, committee performance, committee coordination with one another and committee involvement of the full Board. The results of the committee performance assessment are reviewed by each respective committee, as well as by the Governance Committee, and discussed with the full Board.

Each committee’s charter addresses its purpose and responsibilities and contains other provisions relating to, among other matters, the committee’s organization and meeting requirements. Pursuant to the committee charters, all committees may, in each of their discretion, form and delegate all or a portion of its authority to subcommittees. Each committee’s charter requires the committee to annually review and assess its charter’s content and sufficiency, with final approval of any proposed changes required by the full Board. Stockholders and other interested persons may view a copy of each committee’s charter on our website, http://www.svb.com under “Corporate Governance”.

Committee Responsibilities

The oversight responsibilities of the Board’s committees are as follows:

Audit Committee

•	The Company’s corporate accounting and financial reporting processes and the quality and integrity of the Company’s financial statements and reports.

•	The selection, engagement and termination of the Company’s independent auditors.

•	The qualification, independence and performance of the Company’s independent auditors.

•	The Company’s internal auditing function and other risk management functions, including the Company’s enterprise-wide risk management program and security program.

Compensation Committee

•	The overall compensation strategies, plans, policies and programs of the Company.

•	The approval of director and executive compensation.

Directors’ Loan Committee

•	The credit and lending strategies and objectives of the Company.

•	The credit management and lending practices of the Company, including reviewing internal credit policies and establishing portfolio limits.

•	The review, quality and performance of the credit portfolio of the Company.

Finance Committee

•	The financial strategies and objectives of the Company.

•	The financial risk management of the Company.

•	The capital management of the Company.

•	The review of the Company’s financial performance and compliance with applicable financial regulatory requirements.

•	The review of certain corporate development matters, such as proposed mergers and acquisitions.

Governance Committee

•	The Company’s general corporate governance practices, including review of the Company’s Corporate Governance Guidelines.

•	The annual performance review of the Company’s Board and its committees.

•	The identification and nomination of director candidates.

•	The regulatory compliance function of the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Report of the Audit Committee of the Board shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Act”), or under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

The Company’s Audit Committee (the “Audit Committee”) has prepared the following report for inclusion in this Proxy Statement. The Audit Committee is governed by a charter, which specifies, among other things, the scope of its responsibilities and how those responsibilities are performed. The Audit Committee members are “independent” as defined by Nasdaq, the listing standard applicable to the Company.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on the Company’s website at http://www.svb.com.

The primary responsibility of the Audit Committee is to act on behalf of the Board in fulfilling the Board’s responsibility with respect to overseeing the Company’s accounting and reporting practices and the quality and integrity of the Company’s financial statements and reports, and to review the qualifications, independence, and performance of the certified public accountants engaged as the Company’s independent auditors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance, which supersedes Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees, and discussed with the independent auditors the auditors’ independence from the Company and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

This report is included herein at the direction of the members of the Audit Committee.

AUDIT COMMITTEE

Roger Dunbar (Chair)

David Clapper

Joel Friedman

Lata Krishnan

Proposal No. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Recommends a Vote “For” the Ratification of the Appointment

of KPMG LLP as the Company’s Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of KPMG LLP to be the independent registered public accounting firm of the Company for the 2009 fiscal year. KPMG LLP has audited the Company’s financial statements since November 1994. While neither the Company’s bylaws nor other governing documents require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm, the Board is, based on the recommendation of the Audit Committee, submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify such selection by the affirmative vote of the holders of a majority of the Votes Cast, the Audit Committee may reconsider its selection.

Representatives from the firm of KPMG LLP will be present at the Annual Meeting of Stockholders and afforded the opportunity to make a statement if they desire to do so. They will also be available to respond to stockholders’ questions.

PRINCIPAL AUDIT FEES AND SERVICES

The following table sets forth fees for services billed by or expected to be billed by KPMG LLP for the fiscal years 2008 and 2007:

	2008	2007
Audit fees	$2,759,550	$3,151,574
Audit-related fees (1)	731,412	582,019
Tax fees (2)	344, 737	283,000

Total	$3,835,699	$4,016,593

(1)	Consists principally of fees billed or expected to be billed related to certain of the Company’s subsidiaries’ financial statements and business processes review.

(2)	Represents fees for services provided in connection with the Company’s tax compliance, tax advice and tax planning.

In accordance with its charter, the Audit Committee must explicitly approve the engagement of the independent auditor for all audit and permissible non-audit related services, as required by law. The charter also provides that, to the extent permitted by applicable law, the Audit Committee may adopt pre-approval policies and procedures, as well as delegate authority to grant approvals to one or more members of the Audit Committee. During the fiscal years 2008 and 2007, all such services provided by KPMG LLP were approved or pre-approved by the Audit Committee. Additionally, all non-audit related services provided by KPMG LLP were reviewed with the Audit Committee, which concluded that the provision of such services did not compromise KPMG LLP’s independence in the conduct of its auditing function.

Proposal No. 3

APPROVAL OF AN ADVISORY (NON-BINDING) PROPOSAL ON THE COMPANY’S EXECUTIVE COMPENSATION

The Board of Directors Recommends a Vote “For” the Approval of the Advisory (Non-Binding) Proposal on the Company’s Executive Compensation as Described Below

In February 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was enacted. The ARRA expanded certain executive compensation requirements previously imposed under the Emergency Economic Stabilization Act of 2008 (the “EESA”), with which participants in the U.S. Treasury’s TARP Capital Purchase Program (the “CPP”), such as the Company, must comply. One of these requirements is that the Company permits a separate, non-binding “say on pay” shareholder vote to approve the Company’s executive compensation.

Accordingly, this proposal provides you as a stockholder of the Company the opportunity to cast an advisory vote for the following resolution:

RESOLVED, that the stockholders of SVB Financial Group (the “Company”) approve the Company’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

Because your vote is advisory, it will not be binding upon the Board or the Compensation Committee and may not be construed as overruling any decision by the Board or the Compensation Committee. However, the Board and Compensation Committee may, in each of their sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

Stockholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “Compensation for Named Executive Officers” sections of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.

INFORMATION ON EXECUTIVE OFFICERS

Our executive officers perform policy-making functions for the Company within the meaning of applicable SEC rules. Such officers also may serve as officers of the Bank and/or the Company’s other subsidiaries. There are no family relationships among directors or executive officers of the Company.

The following information outlines the name and age of each of the executive officers of the Company (as of the Record Date) and his or her principal occupation with the Company, followed by biographical information of each such executive officer:

Name	Age	Principal Occupation
Ken P. Wilcox	61	President, Chief Executive Officer and Director
Greg W. Becker	41	President, Silicon Valley Bank
Mary J. Dent	47	General Counsel
Michael R. Descheneaux	41	Chief Financial Officer
Christopher D. Edmonds-Waters	46	Head of Human Resources
Dave A. Jones	52	Chief Credit Officer
Harry W. Kellogg, Jr	65	Vice Chairman, Silicon Valley Bank, and Head of Relationship Management
Mark A. MacLennan	55	President, SVB Capital
Marc J. Verissimo	53	Chief Strategy and Risk Officer
Dave C. Webb	53	Chief Operations Officer

Mr. Ken P. Wilcox’s biography can be found under “Proposal No. 1—Election of Directors—Nominees for Directors” above.

Mr. Greg W. Becker joined the Company in 1993 as part of the Northern California Technology Division. Mr. Becker joined the National Division in 1995 and in 1996 opened the Company’s regional office in Boulder, Colorado, serving as Senior Vice President and Manager. Mr. Becker served as the Division Manager of the Venture Capital Group from 1999 to 2001 and as Chief Banking Officer from 2002 to 2003. In 2003, Mr. Becker was appointed Chief Operating Officer, Commercial Bank, and then as President, Silicon Valley Bank, in 2008.

Mr. Becker currently serves as Vice President of the Board of Trustees for the Silicon Valley and Monterey Bay Area Chapter of the Leukemia & Lymphoma Society.

Mr. Becker holds a bachelor’s degree in Finance from Indiana University.

Ms. Mary J. Dent joined the Company in 2006 as General Counsel. In 2007, in addition to her responsibilities as General Counsel, Ms. Dent was appointed as Chief Operating Officer, SVB Global, a position she held until December 2008. Prior to joining the Company, Ms. Dent served as General Counsel and as Special Counsel for New Skies Satellites, a global satellite communications service provider based in the Netherlands, from 2000 to 2006, and was an attorney with Goldberg, Godles, Wiener & Wright, a Washington, D.C.-based law firm that specializes in legal and policy matters for technology companies, from 1992 to 2000.

Ms. Dent serves on the Boards of the Silicon Valley Campaign for Legal Services, a fundraising program for Silicon Valley legal service agencies (since 2006) and Joint Venture: Silicon Valley Network, which provides analysis and action on issues affecting the Silicon Valley region’s economy and quality of life (since September 2008).

Ms. Dent holds a bachelor’s degree in Economics from the University of California at Los Angeles and a juris doctor degree from Stanford Law School.

Mr. Michael R. Descheneaux joined the Company in 2006 as the Managing Director of Accounting and Financial Reporting, and was appointed as Chief Financial Officer in 2007. Prior to joining the Company, Mr. Descheneaux was a managing director with Navigant Consulting, a business consulting firm, from 2004 to 2006, and was an independent consultant from 2002 to 2004. From 1995 to 2002, he served in various leadership roles at Arthur Andersen for the Central and Eastern Europe Region, including lead partner of financial services practice, lead audit partner of telecommunications/high-tech practice and technical expert partner on U.S. GAAP and generally accepted auditing standards matters.

Mr. Descheneaux is a certified public accountant, as well as a member of the Texas State Board of Public Accountancy and the American Institute of Certified Public Accountants, and an associate member of the Association of Certified Fraud Examiners.

Mr. Descheneaux holds a bachelor’s degree in Business Administration from Texas A&M University.

Mr. Christopher D. Edmonds-Waters joined the Company in 2003 as the Director of Organization Effectiveness, and was appointed Head of Human Resources in 2007. Prior to joining the Company, from 1996 to 2003, Mr. Edmonds-Waters held numerous senior human resources positions at Charles Schwab & Co., where he specialized in management learning and development and launched the company’s online training system. He began his human resources management career with Macy’s California, where he worked with all levels of staff as a human resources expert and managed corporate training programs.

Mr. Edmonds-Waters holds a bachelor’s degree in Intercultural Communications from Arizona State University and a master’s degree in Human Resources and Organization Development from the University of San Francisco.

Mr. Dave A. Jones joined the Company in 1997 as the Chief Credit Officer. Prior to joining the Company, Mr. Jones served in various positions with First Interstate Bank of Oregon, which was acquired by Wells Fargo Bank in 1996. He began his banking career with First National Bank of Oklahoma City, before it was acquired by First Interstate.

Mr. Jones earned a bachelor’s degree in Finance from Oklahoma State University and a master’s degree in Business Administration from Oklahoma City University.

Mr. Harry W. Kellogg, Jr. joined the Company in 1986 as Senior Vice President of the Bank’s Technology Division. Mr. Kellogg served as Chief Marketing Officer from 1993 to 1994. Mr. Kellogg then departed from the Company for a period of ten months, during which time he served as Executive Vice President for the Emerging Growth Industries Division of Cupertino Bank. Mr. Kellogg returned to the Company in 1995 as Chief Marketing Officer. From 1997 to 1998, he served as the Manager of the Bank’s Products and Services Group, and from 1998 to 2002, he served as Manager of the Company’s Strategic Initiatives Group. From 2002 to 2005, Mr. Kellogg served as President, SVB Capital. In addition to his role as the President, SVB Capital, Mr. Kellogg served as the interim President of Private Banking from 2002 until his successor was appointed in 2003. He was appointed President of Private Client Services in 2004 and Head of Relationship Management in 2007. He was appointed Vice Chairman of the Board of the Bank in 1999.

Mr. Kellogg is a member of the Boards and Advisory Boards of many civic and industry organizations, including Nollenberger Capital Partners, a full-service broker dealer & investment advisory firm (since 2003), the California/Israel Chamber of Commerce, a not-for-profit organization dedicated to strengthening business and trade relations between California and Israel (since 2002), Ravix Corporation, which provides seasoned consulting expertise (since 2003), Menlo College, a liberal arts college (since 2006), Stanford Institute for Economic Policy Research, a nonpartisan economic policy research organization (since 2004), and the Tuck Center for Private Equity and Entrepreneurship, which aims to advance the understanding of private equity investing (since 2004). In addition, he is an emeritus board member of the Technology Museum of Innovation. Mr. Kellogg is also a member of TechNet, a bipartisan, political network of CEOs that promotes the growth of technology and the innovation economy (since 1999) and Pacific Community Ventures, which provides resources and capital to businesses that have the potential to bring significant economic gains to low-income communities (since 2005).

Previously, Mr. Kellogg served on the Boards of Directors of Heller Ehrman (from 2005 to 2008), Joint Venture: Silicon Valley Network (from 2004 to 2008), Financial Executives International (from 2003 to 2008), the Asia America MultiTechnology Association (from 2005 to 2008), the World Economic Forum (from 2004 to 2008) and the Stanford Project on Regions of Innovation and Entrepreneurship (from 2004 to 2008).

Mr. Kellogg attended Menlo College and San Jose State University.

Mr. Mark A. MacLennan joined the Company in 2004 as Head of Global Financial Services. Mr. MacLennan was appointed President of SVB Capital in 2005. Prior to joining the Company, Mr. MacLennan served as Managing Director of the Private Equity Group at Century Capital Management, Inc., an investment management firm, from 1999 to 2004. Prior to that, Mr. MacLennan held a variety of management and leadership positions at Bank Boston (now Bank of America) from 1977 to 1998.

Mr. MacLennan holds a bachelor’s degree in Political Economics from Williams College.

Mr. Marc J. Verissimo joined the Company in 1993 as Team Leader in the Northern California Technology Division. Mr. Verissimo was named Manager of the Silicon Valley Lending Division in 1993. Mr. Verissimo served as Manager of the Company’s Corporate Finance Group in 2000. From 2000 to 2002, Mr. Verissimo served as Manager of the Risk Management Group. Mr. Verissimo was named Chief Strategy Officer in 2002, and is currently the Chief Strategy and Risk Officer.

Mr. Verissimo serves on the Boards of Directors of the Entrepreneurs Foundation, a non-profit organization dedicated to strengthening the ties between entrepreneurial companies in the Bay Area and the communities in which they operate and their employees reside (since 2005) and High Street Partners, Inc., a cross-border finance and administrative services firm to companies and institutions with new or existing international operations (since February 2009).

Mr. Verissimo holds a bachelor’s degree in Agricultural Economics from the University of California, Davis, and a master’s degree in Business Administration from Harvard University.

Mr. Dave C. Webb joined the Company in 2004 as Chief Information Officer, and was appointed as Chief Operations Officer in 2008. Prior to joining the Company, Mr. Webb was Vice President, Investment Banking Division at Goldman Sachs, a leading global investment banking, securities and investment management firm, from 1999 to 2004. Mr. Webb was Chief Information Officer at Bank One from 1997 to 1999.

Mr. Webb holds a bachelor’s degree in Russian from the University of London and a master’s degree in Business Administration from the J.L. Kellogg Graduate School of Management at Northwestern University.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding beneficial ownership as of the Record Date of the Company’s Common Stock by: (i) each of the Company’s directors and director nominees, (ii) each of the executive officers named in the Summary Compensation Table, and (iii) all directors and current executive officers as a group. Unless otherwise noted, the respective nominees have sole voting and investment power with respect to the shares shown in the table as beneficially owned.

Shares Beneficially Owned
Name of Beneficial Owner*	Number of Shares	Percent of Class Owned
Eric Benhamou		*	%
David Clapper		*	%
Roger Dunbar		*	%
Joel Friedman		*	%
G. Felda Hardymon		*	%
Alex “Pete” Hart (1)		*	%
C. Richard Kramlich		*	%
Lata Krishnan		*	%
James Porter (2)		*	%
Michaela Rodeno (3)		*	%
Kyung Yoon		*	%
Ken Wilcox (4)		*	%
Greg Becker (5)		*	%
Michael Descheneaux (6)		*	%
Mark MacLennan (7)		*	%
Dave Webb (8)		*	%
All directors and current executive officers as a group (21 persons) (9)			%

*	Represents beneficial ownership of less than 1%.

(1)	Includes shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

(2)	Includes shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

(3)	Includes shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

(4)	Includes shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

(5)	Includes shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

(6)	Includes shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

(7)	Includes shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

(8)	Includes shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

(9)	Includes shares which may be acquired pursuant to the exercise of stock options within 60 days of the Record Date.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of December 31, 2008 by those known by the Company to own more than 5% of the outstanding Common Stock of the Company, and is based upon Schedules 13D and 13G filed with the SEC. Applicable percentages are based on 32,917,007 shares outstanding as of December 31, 2008. The Company knows of no persons other than those entities described below which beneficially own more than 5% of the outstanding Common Stock of the Company. Unless otherwise noted, the respective nominees have sole voting and investment power with respect to the shares shown in the table as beneficially owned.

Holders of Series B Preferred Stock generally do not have voting rights and are therefore not included in this table. See “Information Concerning the Proxy Solicitation – Voting – Series B Preferred Stock” in this Proxy Statement.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percent of Class Owned
Barclays Global Investors, NA (1)	2,947,867	8.96%
400 Howard Street
San Francisco, CA 94105

T. Rowe Price Associates, Inc. (2)	2,233,560	6.79%
100 E. Pratt Street
Baltimore, Maryland 21202

(1)	Information is based on figures set forth in a Schedule 13G filed by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG on February 5, 2009. According to such 13G, of the total shares reported, Barclays Global Investors, NA, a bank, has the sole voting power of 1,437,400 shares and sole dispositive power of 1,678,581 shares, Barclays Global Fund Advisors, an investment adviser, has the sole voting power of 927,539 shares and sole dispositive power of 1,112,741 shares, Barclays Global Investors, Ltd., a bank, has the sole voting power of 99,645 shares and sole dispositive power of 122,002 shares, Barclays Global Investors Japan Limited, a foreign corporation, has the sole voting and dispositive power of 22,223 shares, and Barclays Global Investors Australia Limited, a foreign corporation, has the sole voting and dispositive power of 12,320 shares.

(2)	Information is based on figures set forth in an Amendment No. 4 to Schedule 13G filed by T. Rowe Price Associates, Inc. on February 12, 2009. According to such 13G, T. Rowe Price Associates, Inc., an investment adviser (“Price Associates”), has sole voting power with respect to 824,510 shares and sole dispositive power with respect to 2,233,560 shares. These securities are owned by various individual and institutional investors to which Price Associates serves as investment adviser with power to direct investment and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company believes, based on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company and other information known to the Company, that during fiscal year 2008 its directors, officers (as defined in the rules under Section 16 of the Exchange Act), and any greater than 10% stockholders have complied with all Section 16(a) filing requirements in a timely manner.

COMPENSATION COMMITTEE REPORT

This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Act or the Exchange Act, except to the extent that the Company specifically incorporates the information contained in the report by reference, and shall not otherwise be deemed filed under such acts.

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and Proxy Statement.

Additionally, the Compensation Committee certifies that it has reviewed with the Company’s senior risk officers the incentive compensation arrangements of our Senior Executive Officers+ (“SEO”) and has made reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

This report is included herein at the direction of the members of the Compensation Committee.

COMPENSATION COMMITTEE

Michaela Rodeno (Chair)

Alex “Pete” Hart

C. Richard Kramlich

James Porter

Kyung Yoon

+	Our SEOs are our five named executive officers as discussed in the following Compensation Discussion and Analysis.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Board of Directors, acting directly or through its Compensation Committee (or the “Committee”), determines the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (the “named executive officers” or “NEOs”). The Compensation Committee is composed entirely of directors who are “independent” under the Nasdaq rules applicable to us. During 2008, the Compensation Committee had the following members: Ms. Michaela Rodeno (Chair), Messrs. Alex “Pete” Hart, C. Richard Kramlich, James Porter, and Ms. Kyung Yoon. During 2008, the Board of Directors did not reject or modify in any material way any action of or recommendation by the Compensation Committee.

As part of its decision-making process, the Compensation Committee has retained the firm Towers Perrin as its independent compensation consultant to serve in an advisory capacity, as well as a resource for compensation data. Their services to the Compensation Committee include support in the Committee’s effort periodically to review and update, as appropriate, the Company’s compensation philosophy; support in defining and selecting a relevant peer group for competitive analysis; analysis of NEO and director compensation levels; analysis of Company equity utilization; and periodic reports to the Committee on market compensation trends and developments. In addition, the Compensation Committee considers recommendations submitted by our Chief Executive Officer (for the NEOs, excluding himself) as well as data and analyses provided by the Company. Our Chief Executive Officer attends some meetings of the Compensation Committee but does not participate in any deliberations relating to his own compensation.

The Business Environment in 2008

2008 was a highly challenging year for virtually all financial services firms, including the Company. Although our business was impacted by the effects of such economic conditions, particularly in late 2008 as indicated by the increased loan loss provision we recognized for the fourth quarter, we believe we achieved strong financial results in 2008, as evidenced by our strong loan and deposit growth.

While the rapid deterioration in the economy in late 2008 significantly impacted our business results for the year, there was much good news in our 2008 business performance. Our capital base is strong; liquidity has improved significantly (our loan-to-deposit ratio improved from 97% (2007 year-end) to 74% (2008 year-end)); we grew average deposits by 24% during the year; we grew average loans by 32%; we grew commercial banking fee income by 15%; our net interest margin (NIM) held up very well against significant reductions in the Fed Funds Rate; and we reduced year-over-year expenses by 9%. Throughout 2008 we worked hard to ensure that we maintained adequate capital and liquidity levels, both in terms of safety and soundness, and to ensure that we could fund our growth. We made refinements to products both in terms of loans and deposits, some that produce greater flexibility for our clients. We are better prepared today to help our clients meet their financial needs, no matter their size or location. As a result of these investments, we believe we will be well positioned to perform when the economic climate improves.

We believe that 2008 has demonstrated that the compensation philosophy and strategies that we’ve employed for NEOs worked as they should: namely, in considering the compensation outcomes for our NEOs for 2008, our Compensation Committee has appropriately balanced holding our NEOs accountable for the 2008 business results they produced while also recognizing the long-term value that we believe our 2008 accomplishments will create in the future.

Participation in U.S. Treasury’s Capital Purchase Program

Through its authority under the EESA, the U.S. Treasury (“Treasury”) announced in October 2008 the TARP CPP, a program designed to bolster eligible healthy institutions, like the Company, by injecting capital into these institutions. We participated in the CPP in December 2008 so that we could continue to lend and support our current and prospective clients, especially during this current unstable economic environment. Under the terms of our participation, we received $235 million in exchange for the issuance of preferred stock and a warrant to purchase common stock, and became subject to various requirements, including dividend payment requirements and our adoption of certain standards for executive compensation and corporate governance. At the time we participated in the CPP, these standards generally applied to the Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers (“SEOs”), and included: (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate (“Clawback Compensation”); (3) limiting golden parachute payments to certain senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. Based on 2008 compensation, the Company’s SEOs were our five NEOs: Ken Wilcox, Michael Descheneaux, Greg Becker, Mark MacLennan and Dave Webb (each, a “2008 SEO”).

The Company has complied with the requirements described above. In connection with its participation in the CPP, the Company amended each of its applicable benefit plans with respect to its SEOs, to the extent necessary to comply with the requirements. Specifically, the Compensation Committee broadly amended each applicable benefit plan, including the 2006 Equity Incentive Plan, 1997 Equity Incentive Plan, Change in Control Severance Plan, Incentive Compensation Plan and SVB Capital Carried Interest Long-Term Incentive Plan, as well as any agreement and/or contract entered into by and between an SEO and the Company, to provide for the following, as applicable and to the extent and for the period required under EESA:

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Each SEO participating in such plan or agreement shall be ineligible to receive compensation to the extent that the Compensation Committee determines that the plan or agreement includes incentives for the SEO to take unnecessary and excessive risks;

•	Each SEO participating in such plan or agreement shall be required to forfeit any Clawback Compensation; and

•

The Company shall be prohibited from making to each SEO participating in any such plan or agreement, and each SEO shall be ineligible to receive, any golden parachute payment in connection with the SEO’s applicable severance from employment.

Each 2008 SEO has consented in writing to the above amendments.

In February 2009, the American Recovery and Reinvestment Act of 2009 (the “ARRA”) was enacted. Among other provisions, the ARRA includes amendments to the EESA that expand the initial executive compensation restrictions described above to include, among other things, application of the forfeiture requirement of any Clawback Compensation to our top 25 most highly compensated employees, prohibition of certain incentive compensation to our top five most highly compensated employees, expanded limitations on golden parachute payments to our top ten most highly compensated employees, implementation of a company-wide policy regarding excessive and luxury expenditures, and the requirement of a shareholder advisory vote on our executive compensation. The ARRA directs the Treasury to implement standards for companies to comply with these expanded restrictions. Until then, the Company is complying with certain of these provisions to the extent it believes reasonably appropriate, such as refraining from paying any cash incentive payments to any of its top five most highly-compensated executives and submitting a proposal for shareholder advisory vote on executive compensation in this Proxy Statement. As of the date of the initial filing of this Proxy Statement with the Securities and Exchange Commission (“SEC”), Treasury has not yet established definitive standards required under the ARRA or otherwise issued guidance regarding compliance with the ARRA for several of the other expanded requirements. Therefore, the Company cannot determine at this time the extent of any effect these regulations will have on the Company’s compensation policies, programs and practices, or the decisions of the Compensation Committee. The Company’s Compensation Committee and management are carefully monitoring regulatory developments with respect to the ARRA and will comply with any rules or guidance issued by Treasury, the SEC or other applicable governmental authority.

The discussion set forth in this Compensation Discussion and Analysis describes our compensation philosophy and practices that we employed for 2008. We continue to believe that our approach is sound, however, the ARRA and the underlying standards Treasury is expected to issue, will likely require us to adopt changes to our 2009 executive compensation program.

Annual Risk Review of Incentive Compensation

As required under the EESA, the Company’s Compensation Committee must conduct an annual review with the Company’s senior risk officers of the relationship between the Company’s risk management policies and practices and the SEOs’ incentive compensation arrangements. Generally, the Compensation Committee should identify features, if any, in the SEOs’ incentive compensation arrangements that could lead an SEO to take unnecessary and excessive risks, and if there are any such features, limit those risks to ensure that they are not unnecessary and excessive.

The Compensation Committee conducted its annual review in early 2009 with the Company’s senior risk officers, which included Mary Dent, the Company’s General Counsel, Chris Edmonds-Waters, the Company’s Head of Human Resources, and other members of management, as well as with Towers Perrin, the Committee’s independent compensation consultant. The Committee completed its review in February 2009, concluding that the Company’s compensation policies, practices and strategies support the Company’s business goals and objectives, and long-term value growth. Specifically the Company’s compensation programs:

•	Strengthen alignment of the financial interests of executives with those of other shareholders;

•	Enhance executive long-term perspective, commitment and focus on shareholder value growth;

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Balance the risk/reward profile by providing an appropriate additional basis for sharing in the Company’s success (or failure), as reflected in shareholder returns, within the context of the Company’s risk management system; and

•	Align Company practice with the market practice and with corporate governance best practices.

Executive Compensation Philosophy and Strategy

Our vision is to become the premier provider of innovative financial services to entrepreneurial companies of all sizes worldwide. At its core, our business focuses on providing commercial banking services to early and mid-stage technology and life sciences companies, to the venture capital and other private equity firms that serve them and to the premium wine industry. In recent years we have expanded our business to serve more comprehensively the needs of our core constituencies. We have augmented our commercial banking services with an array of products and services that are suited to the needs of our current clients and to later-stage technology and life sciences companies. We have expanded our venture capital/private equity business, SVB Capital. We have established SVB Analytics to provide our clients with equity valuation and capitalization data management services. Finally, to address the reality that our clients exist in and will derive a substantial share of their future growth from the global marketplace, we have expanded our global activities. Together, these lines of business provide the basis for our current financial performance and the foundation for our future growth.

Our compensation philosophy for our named executive officers reflects this vision and strategy. It is designed to align compensation with business objectives and performance, to motivate our NEOs to enhance short-term and long-term business results, and to enable us to attract, retain and reward executive officers who contribute to our current financial performance and our long-term success.

During 2008 the Compensation Committee, in consultation with the Board of Directors, continued its evaluation of our compensation philosophy as part of our efforts to ensure that our approach to executive pay appropriately reflects our business objectives, the diverse nature of our lines of business, and the relative complexity this business diversity reflects in an organization of our size, as well as comparable market practices.

The key principles of our compensation philosophy for 2008 were:

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Tie incentive compensation to Company performance. We believed that tying a significant portion of each NEO’s compensation to Company performance appropriately rewards executives for achieving positive financial performance and other business objectives. We employed two primary incentive-based compensation structures—cash and equity. Under our Incentive Compensation Program, the Compensation Committee may award a NEO an annual discretionary cash incentive based upon the Company’s achievement of one or more specified financial metrics (for 2008, this metric was budgeted pretax income), the Company’s successful completion of predefined corporate initiatives, and the NEO’s individual performance. The Compensation Committee typically makes stock option grants and performance-based restricted stock unit grants to each NEO through our 2006 Equity Incentive Plan. For further information regarding our incentive compensation plans, see “Compensation for Named Executive Officers—Incentive Compensation Plan” and “Compensation for Named Executive Officers—Equity Incentive Plan” below.

Consistent with our pay for performance philosophy, total compensation for our NEOs as reported in the Summary Compensation Table has decreased significantly in 2008, as compared to 2007, primarily because no discretionary cash incentive compensation or payouts under our Retention Program was paid to any of the individuals. Specifically for 2008:

•	total compensation for Mr. Wilcox decreased by 48%

•	total compensation for Mr. Descheneaux decreased by 22%

•	total compensation for Mr. Becker decreased by 47%

•	total compensation for Mr. MacLennan decreased by 60%

•	total compensation for Mr. Webb decreased by 50%

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Pay competitively. We believed that base salaries and target total compensation levels for our NEOs should be competitive relative to our peer organizations. We employed compensation data from various sources, including compensation surveys conducted by independent compensation consultants, and determined benchmark levels for each NEO individually. We typically target base salaries and target total compensation at market median, with individual pay varying above or below market median based on each individual executive’s skills, experience, and demonstrated performance.

We have provided more detail on the process the Company used in 2008 to benchmark executive compensation below under “Executive Compensation Competitive Benchmarking.”

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Mix short-term and long-term compensation. The Compensation Committee utilized a position-specific approach to determine the target pay mix for each NEO, basing it primarily on the mix of pay that our data indicates is being provided by market competitors for each individual role. Our goal in adopting this approach was to better competitively calibrate each NEO’s total compensation as well as the individual components of compensation (base salary, short-term incentives, and long-term incentives) which make up the total package.

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Balance external market competitiveness with internal parity. In setting overall compensation levels for our NEOs, we sought to balance market competitiveness with a reasonable level of internal parity. While market competitiveness was our primary focus in evaluating executive pay, we recognized that external market data can never completely reflect the full extent to which each individual NEO demonstrates leadership, makes strategic decisions, and contributes to our business results through the execution of their responsibilities. We believed that balancing external competitiveness with a reasonable level of internal parity helps to promote a culture of peer equality among the executive team and to recognize the skills and contributions that each executive brings to the organization.

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Promote equity ownership among our NEOs. We believed that it was important that our NEOs have an equity ownership stake in the Company. Equity ownership helps to align the economic interests of stockholders and management. As such, equity grants are an important component of our NEOs’ compensation packages. (See “Elements of Compensation—Equity Incentive Plan” below.) To encourage our NEOs to maintain equity ownership in the Company, the Compensation Committee of the Board of Directors has established stock ownership guidelines for the CEO and each of the other NEOs. For further discussion of the guidelines, see “Equity Ownership Guidelines for Executive Officers” below.

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Comply with applicable regulatory requirements regarding executive compensation. We will comply with all applicable requirements regarding executive compensation, including regulations applicable to us as a participant in the CPP under EESA.

The Compensation Committee monitors total compensation on a quarterly basis, using executive compensation “tally sheets” that summarize each element of each NEO’s total compensation, including outstanding equity incentive grants and the costs of any termination payments that would be triggered in the event of a change-in-control, position elimination or voluntary resignation. The Compensation Committee utilizes these tally sheets to evaluate changes in the individual components of each NEO’s compensation levels over a five-year period, providing a concise historic reference as they consider future changes to NEO pay. The Compensation Committee also monitors each NEO’s performance against our equity ownership guidelines on a quarterly basis, using executive equity ownership reports.

Executive Compensation Competitive Benchmarking

In establishing NEO compensation targets, the Compensation Committee considers peer company compensation market benchmark data. For 2008, SVB Financial Group’s peer group was comprised of 10 financial services organizations that:

•	had a commercial lending (as opposed to consumer or retail lending) focus;

•	had comparable net income;

•	had comparable net interest income;

•	had a similar portfolio of available products and services; and/or

•	competed with us for executive talent.

These peers of comparable scope included Bank of Hawaii, Bridge Capital Holdings, City National Corp., CME Group, Cullen/Frost Bankers, Huntington Bancshares, Irwin Financial Corp., Peoples Bancorp, Webster Financial Corp., and Zions Bancorporation. While this group of firms formed our core benchmarking peer group, the Compensation Committee typically evaluates the appropriateness of the peer group for each individual NEO position, and may refine the peers it looks to for each position, considering factors including potential peers’ assets, number of employees, business model and complexity of the platform, scope of business, and the role played by each NEO relative to peers at comparable institutions. During 2008, the Compensation Committee removed Piper Jaffray Companies and Friedman Billings Ramsey Group from the peer group, citing that they were no longer relevant peers now that SVB Financial Group no longer contains an investment banking division. The Committee has also removed First Republic Bank, as a result of its acquisition by Merrill Lynch.

In certain cases, our custom peer group study provided insufficient data to form the basis for meaningful conclusions. In these cases, we augmented the data using other published compensation surveys, including the Towers Perrin Financial Services Industry Executive Compensation Survey (for firms with assets of $20 billion or less) and the McLagan Partners Private Equity/Venture Capital Survey (for firms with $5B or less in venture capital or funds of funds assets under management). These compensation surveys provide data on prevailing market compensation rates for base salaries, short-term incentives, long-term incentives, and total compensation.

Elements of Compensation

For 2008, we utilized a blend of short- and long-term compensation elements to provide our NEOs with market-competitive compensation while ensuring that a reasonable share of compensation remains at-risk and contingent upon our achievement of successful financial and business results. Specific elements of compensation we provided our NEOs for 2008 included:

(The descriptions below describe the compensation practices and approach we employed for 2008 and generally do not address any changes that is or may be required by the ARRA or the underlying standards to be issued by Treasury.)

Base Salary

We provide base salaries in order to provide each NEO with a reasonable level of fixed short-term compensation, comparable to that individual’s market peers. We target base salaries for our NEOs at market median, with individual base salaries varying above or below market median based on each individual executive’s skills, experience and demonstrated performance. Base salary levels for our named executive officers are reviewed at least annually by the Compensation Committee and adjusted as appropriate. The Committee typically, though not always, increases NEO base salaries annually. When determining any NEO base salary increases, the Committee considers an individual NEO’s performance and other factors it considers relevant, including for example the scope of the NEO’s responsibilities relative to peers and retention concerns, if any. The Committee also takes into consideration changes in the market median base salaries among our benchmarking peer group for the position in question.

More specifically, in early 2008 the Compensation Committee noted that the base salaries for several NEOs were below the benchmark peer group market median. The Committee adjusted base salaries for the following NEOs effective March 1, 2008 to bring these salaries more in line with the benchmark peer group market median:

•	for Mr. Wilcox, the Committee increased his base salary by 12% to $710,000

•	for Mr. Descheneaux, the Committee increased his base salary by 18% to $325,000

•	for Mr. Becker, the Committee increased his base salary by 20% to $425,000

•	for Mr. Webb, the Committee increased his base salary by 19% to $300,000

For Mr. MacLennan, the Committee increased his base salary by 4% to $338,000, recognizing that his base salary was already generally within market and required no greater adjustment.

For 2009, the Company has decided not to award merit salary increases to the NEOs or any employees at this time. The Company may reconsider merit salary increases at a later time during 2009 upon further assessment of business performance and economic conditions.

Incentive Compensation Plan (“ICP”)

Our NEOs participate in the Company’s ICP, a short-term cash incentive plan that rewards performance against individual and company objectives. For each participant, we establish a target incentive, stated as a percentage of the individual’s base salary. At the close of the year, the Compensation Committee determines actual incentive awards for the NEOs based upon the individual’s target incentive level, the Company’s performance, and the individual NEO’s performance. ICP awards for NEOs may be at, above, or below the target incentive and are at the sole discretion of the Compensation Committee. At this time the ICP is not a 162(m)-qualifying incentive plan.

Under the ICP, the Company accrues an incentive pool each year. During 2008, accruals were based upon the Company’s achievement of budgeted pretax income, gross of ICP and sales incentive compensation expenses. The graph below illustrates the relationship in the 2008 ICP pool accrual between: (a) achieved pretax income as a percentage of budget; and (b) the percentage of the target incentive pool accrued.

As the graph illustrates, the 2008 ICP provided for:

•	pool accruals at the 100% target level for performance equal to 100% of budgeted pretax income;

•	pool accruals above the 100% target incentive level (up to a maximum of 200%) for performance above budgeted pretax income; and

•	pool accruals below the 100% target incentive level (down to a minimum of 50%) for performance between 90% and 100% of budgeted pretax income.

Below the threshold performance level, the 2008 ICP also featured a provisional accrual of 25% of the NEO target pool. This provisional accrual was put into place in order to provide the Compensation Committee with an accrued source of funds they could utilize at their sole discretion during difficult economic conditions or other unusual circumstances to retain key NEO and other executive talent or to fairly reward NEOs and other executives who performed strongly. We accrued this pool so that the Committee would have a moderate level of resources at their disposal to utilize, solely at the Committee’s discretion, to reward and/or retain key individual NEOs or executive officers. This accrual was in no way intended to represent a minimum incentive funding level, and the Committee had complete discretion to elect whether or not to utilize this accrued pool in any manner.

To determine incentive compensation for the Company’s executive officers for 2008, in January 2009 the Committee reviewed the Company’s overall 2008 performance. The Committee recognized that the Company’s actual achievement of $156.7 million in pretax income, gross of ICP and sales incentive compensation expenses, fell below the threshold performance level established based on an overall target of $200.2 million. However, it also considered the following to determine whether and how to utilize the below-threshold provisional accrual for NEOs and other executives:

•	The Company had performed strongly in 2008, compared with 2007, in the primary areas of :

•	Growth of 31.5% in average loans to $4.63 billion from all client industry segments, with period-end loans growing by 32.8% to $5.51 billion;

•	Growth of 23.6% in average deposit balances to $4.90 billion, with period-end deposits growing by 62.0% to $7.47 billion;

•	Achievement of $372.0 million in net interest income, which exceeded budgeted expectations;

•	Growth of 13.4%, or $15 million, in Commercial Banking non-interest income; and

•	Decrease in net interest margin (NIM) by only 151 basis points during 2008, in contrast to the 400 basis point drop in the Fed funds rate over the year.

•	The Company’s performance in 2008, compared with 2007, fell short of expectations primarily due to:

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Substantial increase of $83.9 million in our provision for loan loss to $100.7 million (which exceeded budgeted expectations), most of which was increased for the fourth quarter of 2008 due to: (i) net charge-offs and reserves for certain loans, (ii) the deterioration in the macroeconomic environment and its expected impact on our loan portfolio, and (iii) the increase in actual loans outstanding;

•	Shortfall in non-interest income, primarily due to losses in investment securities of $14.8 million (which fell significantly short of budgeted expectations of gains in investment securities).

The Committee also considered the extent to which these results reflected performance that was better than, comparable to, or worse than the banking industry generally, including the peer organizations used by the Committee to define the compensation benchmarks. More broadly, the Committee also considered the Company’s successful performance on its strategic initiatives. In early 2008, management and the Board of Directors identified broad strategic areas of emphasis supported by more detailed corporate initiatives. These broad areas of emphasis were:

•	Efficiency: reduce our core expense growth rate;

•	Capital, liquidity, and deposits: continue to improve the efficiency of our capital plan and strengthen our deposit product strategy;

•	Globalization: continue to implement specific market entry strategies for the countries we’ve targeted, and clarifying our overall strategic framework for approaching the global market;

•	Business development: create a more diversified product line and investor base at SVB Capital; continuing to accelerate upstream commercial client growth; and grow SVB Analytics;

•	Compliance: ensure compliance with banking laws, rules and regulations both domestically and in countries where we operate; and

•	Employee Engagement: ensure all SVB Financial Group employees are actively engaged in their work and in the collective success of SVB Financial Group.

In determining each NEO’s performance, and the appropriate incentive compensation commensurate with this performance, the Committee considered the factors it believed were most relevant, including each NEO’s contributions to the Company’s business and financial results, each NEO’s contributions to the Company’s successful execution of the 2008 corporate initiatives, and each NEO’s contributions to broader leadership goals within the organization. For Mr. Wilcox, the Committee took into consideration the performance assessment performed by the Governance Committee of the Board of Directors, in consultation with the full Board. For the other NEOs, the Committee considered the performance assessments performed primarily by Mr. Wilcox. In addition to Mr. Wilcox’s assessments, the Compensation Committee considered its members’ direct observations and assessments of each NEO’s performance.

Based on the Committee’s assessment of the overall 2008 performance of the Company, the Compensation Committee determined that Mr. Wilcox and Mr. Becker should receive no ICP incentive award for 2008, given their primary and direct accountability for certain credit issues relating to the Company’s commercial banking division and their impact on the Company’s consolidated business results. The Committee also determined that Mr. MacLennan should receive no ICP incentive award for 2008 based on the underperformance of SVB Capital during 2008, which resulted in a loss reported for the operating segment.

Finally, the Committee determined that Mr. Descheneaux and Mr. Webb should receive a partial ICP incentive award based on their individual performance against critical initiatives. For Mr. Descheneaux, specific factors considered by Mr. Wilcox and the Committee included achievements with regard to improving the efficiency of our long-term capital and liquidity plan, as well as enhancing our communications and relationship with Wall Street. For Mr. Webb, specific factors included progress made in the implementation of a universal banking system, as well as corporate non-interest expense reductions achieved through Mr. Webb’s leadership of our performance improvement initiative. In recognition of these significant accomplishments, the Committee approved in January 2009 an incentive payment of $160,000 to Mr. Descheneaux and $150,000 to Mr. Webb, utilizing a portion of the below-threshold provisional accrual for NEOs.

With the enactment of the ARRA, however, the Committee has declined to pay any ICP incentives to Messrs. Descheneaux or Webb (the only two NEOs who where awarded incentive compensation for 2008) at this time. If we later conclude that, after assessing the impact of the ARRA, the underlying standards the Treasury may issue and any other relevant developments and analyses, it is appropriate to pay these earned incentive payments, the Committee may consider taking action to authorize payment of the ICP incentives to Messrs. Descheneaux and Webb.

Equity Incentive Plan

Each NEO is eligible to receive equity awards, including stock options, restricted stock units and/or restricted stock awards. The Company believes that equity-based awards—particularly in combination with the Company’s equity ownership guidelines, discussed below—tie each of the NEOs’ compensation to the Company’s long-term financial performance and align the interests of the NEOs and our stockholders.

The Compensation Committee typically makes equity awards to each NEO at the time the individual is hired and on an annual basis thereafter. The size of each award reflects the overall number of shares available to the Company under its equity incentive plan, the Compensation Committee’s determination of an appropriate annual equity burn rate (the percentage of total shares outstanding that the Company has issued during the year in the form of equity compensation), the NEO’s role and performance, and the market compensation data for the NEO’s external peers.

During 2008, the Compensation Committee awarded the NEOs stock options. The Compensation Committee did not establish separate performance-based criteria for the stock options, as the value of an option is inherently tied to the future performance of the Company’s Common Stock.

During 2008, the Compensation Committee also awarded the NEOs performance-contingent restricted stock units1 as set forth in the table below entitled “2008 NEO Performance—Contingent Restricted Stock Unit Structure”; however, none of these restricted stock units were earned by the NEOs because the performance-based criteria was not met. The Compensation Committee had established performance-based criteria for the restricted stock units, varying the size of the award based upon the Company’s return on equity (“ROE”) performance (adjusted to exclude any impact of share repurchases) relative to budget and conditioning the receipt of any award upon the Company achieving goals for achieving this budgeted ROE. Given the Company’s ongoing efforts to repurchase significant amounts of equity, the Compensation Committee chose to exclude the impact of share repurchases on ROE for purposes of evaluating management performance. The Committee determined that excluding the impact of share repurchases would provide a more normalized view into evaluating the success of management’s day-to-day business efforts in driving ROE.

[1]	Performance-based restricted stock units for our NEOs do not pay any dividends or dividend equivalents.

The table below sets forth the target restricted stock unit awards the NEOs were entitled to earn for 2008 based on the Company’s actual ROE performance:

2008 NEO Performance-Contingent Restricted Stock Unit Structure

	Shares
Metric: Achieve Budgeted 2008 ROE, adjusted to exclude the impact of share repurchases (1)	Ken Wilcox	Greg Becker	Michael Descheneaux	Mark MacLennan	Dave Webb
No award - ROE of 12.42% or less (less than 90% of budget)	0	0	0	0	0
Threshold - ROE of 12.43% to 13.80% (90.0% to 99.99% of budget)	4,550	2,525	2,075	1,550	1,000
Target - ROE of 13.81% to 15.18% (100% to 109.99% of budget)	9,100	5,050	4,150	3,100	2,000
Above Target- ROE of 15.19% (110% of budget or more)	13,650	7,575	6,225	4,650	3,000

(1)	ROE is defined as the return on shareholders equity as reported on the company’s 2008 financial statements, excluding share repurchases, with potential adjustment for extraordinary items (such as non-recurring accounting adjustments) as approved at the discretion of the Compensation Committee

Actual ROE (adjusted to exclude the impact of share repurchases) was 78.1% of budget, falling significantly below the threshold performance level for this performance-based grant. As a result, NEOs earned no restricted stock units under this plan for 2008.

Retention Program (“RP”)

Each NEO is eligible to participate in the Company’s Retention Program, a long-term incentive plan that allows executives and key members of senior management to share directly in the Company’s investment success. This program serves the Company’s retention goals by providing a long-term cash incentive funded by sources of income which are more highly variable, namely gains on investment funds and warrants. Its funding reflects the positive returns achieved through our venture capital and direct equity investment activities, as well as income realized from warrants obtained through our commercial lending activities.

The RP supplements Equity Incentive Plan awards in forming the total annual long-term incentive value which we target for our NEOs. The Committee considers anticipated RP payouts in determining the target value of equity awards for each NEO within the total target long-term incentives they have established for each NEO.

Under the RP, a separate plan was adopted, and plan participants were designated, for each fiscal year through 2007. (In 2008, the RP was amended under a single plan as described below.) The Compensation Committee determines individual NEO allocations in the RP, which give each NEO a stated percentage interest in the future returns on the designated investments in the pool. The NEOs’ allocated interests typically are not subsequently adjusted. (The interests are not in the underlying investments themselves, but rather in future distributions or returns to the Company on such investments). Distributions received by the Company are paid to the participants over the term of the applicable plan, which is generally 10 years.

In 2008, the Compensation Committee amended the RP to construct it as a single plan comprised of designated investments the Company made in 2008 as well as those investments which the Company will make in future years. Designated investments in this amended Retention Plan made in a given year will fund the program for a period of 10 years. Any returns from these investments realized after this 10-year period will not fund the RP. For example, returns from investments designated during 2008 will fund the program until 2018. Any returns realized from these investments thereafter will not fund this program.

For 2008, the Compensation Committee allocated a 9.5% interest in the amended RP to Mr. Wilcox and a 4.5% interest to each of the other NEOs. The Committee will evaluate these 2008 allocations annually and may adjust them upward or downward at its discretion based on its assessment of individual performance and target compensation.

With the enactment of the ARRA, the Committee has declined to pay the NEOs any RP payouts they would have otherwise been entitled at this time. If we later conclude that, after assessing the impact of the ARRA, the underlying standards the Treasury may issue and any other relevant developments and analyses, it is appropriate to pay these RP payouts, the Committee may consider taking action to authorize the RP payouts to the NEOs.

Other Compensation for Specific NEOs

We have adopted certain compensation elements solely for Mr. MacLennan, President of SVB Capital, which reflect the typical pay practices utilized by private equity and venture capital firms for their comparable funds management leadership roles. Typical venture capital and private equity fund compensation practices feature a significant variable pay component, including both short-term and long-term incentives.

We provide Mr. MacLennan with short-term incentives through the ICP, as discussed above. Consistent with industry practice, we provide Mr. MacLennan with long-term incentives in the form of “carried interest” allocations. “Carried interest” is the portion of a venture capital or private equity fund’s profits that the fund’s managing entity receives as compensation from its limited partners. (For example, a fund may be entitled to retain 20% of the fund’s profits, after all capital has been returned to limited partners.) Typically, funds allocate a meaningful portion of the total carried interest to key individuals managing the fund in order to motivate these individuals to maximize the fund’s performance by giving them a personal stake in the success or failure of the fund. At this time this is not a 162(m)-qualifying incentive plan. Mr. MacLennan currently has the following carry allocations which were awarded to him in 2007:2

•	2 carried interest points in the SVB Capital Partners II fund

•	0.2 carried interest points in the Strategic Investors Fund III fund

Under the terms of this “carried interest” arrangement described above, Mr. MacLennan was not entitled to any cash payouts for 2008.

During 2008 the Compensation Committee also approved a special equity compensation structure for Mr. Webb which will provide Mr. Webb with the opportunity to earn up to 1,000 restricted stock units annually from 2009 to 2013. The Compensation Committee has granted Mr. Wilcox the authority to establish specific performance goals for these grants on an annual basis, as well as the authority to determine the specific number of shares which will vest for each year based on his annual assessment of Mr. Webb’s accomplishments against these specified goals. Each annual grant, to the extent earned, shall also be subject to one year of time-based vesting from the respective dates of grant.

[2]	Based on Mr. MacLennan’s carried interest allocations, he will receive approximately 2% of net returns from the SVB Capital Partners II fund and approximately 0.2% of the net returns from the Strategic Investors Fund III, with payouts subject to plan vesting. Under the SVB Capital Carried Interest Long-Term Incentive Plan, Mr. MacLennan’s carry allocation in the SVB Capital Partners II Fund the private equity funds will vest in equal increments over 6 years from fund inception. His carry allocation in the Strategic Investors Fund III will vest in equal increments over 5 years from fund inception.

Employee Retirement Benefits

Our NEOs are eligible to participate in our qualified retirement plan, the SVB Financial Group 401(k) and Employee Stock Ownership Plan, which is generally available to all of the Company’s employees.3 The SVB Financial Group 401(k) and Employee Stock Ownership Plan is the only Company-funded retirement plan offered to executives. SVB Financial Group does not provide any supplemental executive retirement plan (SERP) to our NEOs.

Our employees, including our NEOs, may make voluntary 401(k) pre-tax deferrals up to the maximum provided for by Internal Revenue Service regulations. The Company provides dollar-for-dollar matching contributions up to a maximum of 5% of cash compensation or the Internal Revenue Section 401(a) compensation limit, whichever is less. Company 401(k) matching contributions vest immediately upon deposit into the individual’s 401(k) account.

The plan also includes an Employee Stock Ownership Plan (ESOP), through which we make discretionary annual contributions ranging from 0% to 10% of eligible compensation under Internal Revenue Section 401(a). The Compensation Committee typically determines the amount of the ESOP contribution annually based upon the Company’s achievement of selected financial metrics (for 2008 this metric was budgeted pretax income). For performance equal to budgeted pretax income, the Company funds ESOP contributions at 5% of each eligible employee’s calendar year W-2 compensation (up to the maximum allowable compensation under Internal Revenue Section 401(a)). For performance above budget, the Company funds increasing ESOP contributions, up to a maximum of 10%. For performance below budget, the Company funds decreasing ESOP contributions. The Plan establishes a minimum performance threshold below which no ESOP contribution is funded. All eligible employees receive an ESOP contribution regardless of whether or not they make deferrals in the 401(k) component of the Plan. ESOP contributions are determined in accordance with the Plan and are not adjusted to reflect individual performance.

For 2008, the Compensation Committee did not award an ESOP contribution to the NEOs or to any employees.

Deferred Compensation

We do not provide NEOs with any Company-funded deferred compensation benefits. However, in order to help them achieve their retirement objectives, we offer each NEO the opportunity to participate in our Deferred Compensation Plan (“DCP”). The DCP allows the executive to tax defer a portion of their income, beyond what is allowed to be deferred under IRS regulations in the Company’s qualified retirement plan. Specifically, each individual may defer 5% to 25% of their base pay and 5% to 100% of eligible incentive payments during each plan year. The Deferred Compensation Plan is an unfunded plan, and participating executives bear the risk of forfeiture in the event that we cannot fund DCP liabilities. We do not match executive deferrals to the Plan, nor do we make any other contributions to the Plan. Further information regarding the DCP is set forth in “Compensation for Named Executive Officers—Non-Qualified Deferred Compensation” below.

We establish and maintain a bookkeeping account for each participant which reflects compensation deferrals made by the executive along with any earnings, expenses, gains and losses credited thereto. The amount in a participant’s account is adjusted for hypothetical investment earnings or losses in an amount equivalent to the gains or losses reported by the investment options selected by the participant from among the investment options designated for this purpose by SVB Financial Group. A participant may, in accordance with rules and procedures we establish, change the investments to be used for the purpose of calculating future hypothetical investment adjustments to the participant’s account. The account of each participant is adjusted as or each business day to reflect: (a) the hypothetical investment earnings and/or losses described above; (b) participant deferrals; and (c) distributions or withdrawals from the account. Distributions or withdrawals from the plan shall be made in full accordance with the requirements of Internal Revenue Code Section 409A.

[3]	Due to legal and taxation regulations, this benefit may not be available to all foreign-based employees.

Health and Welfare Benefits

Our NEOs are eligible to participate in our standard health and welfare benefits program, which provides insured medical, dental, life, accident, and disability coverage to all of our eligible U.S.-based employees. We do not provide executives with any health and welfare benefits that are not generally available to other Company employees. We provide all eligible employees with a $190 monthly credit to purchase coverage for themselves and their eligible dependents. Those employees who choose not to enroll in our health and welfare benefits program receive these credits in cash.

Executive Termination Benefits

Our NEOs are covered by our Change in Control Severance Plan, which the Company adopted in order to ensure that its executives do not have a disincentive to consider and, where determined by the Board or stockholders, as appropriate, to be in the Company’s best interests, to act diligently to promote a change in control of the Company. Our NEOs are also covered by the SVB Financial Group Severance Benefit Policy. Both plans provide severance benefits for covered terminations of employment as defined in the plans. In the event that an executive meets the eligibility criteria for both plans, we will offset the benefits that are payable so that the total benefits paid are not duplicative. Further information regarding these benefits is set forth in “Compensation for Named Executive Officers—Other Post-Employment Payments” below.

Stock Option and Other Equity Grant Practices

Grant Practices for Executive Officers

The Compensation Committee approves all equity grants that are made to any executive officer of the Company, including the NEOs.

Typically, the Compensation Committee approves annual equity compensation grants to executives in advance during the first or second quarters of the year, and grants are effective after the opening of the Company’s next trading window as specified in our Insider Trading Policy. The exercise price for stock option grants is equal to the closing market price on the grant’s effective date and grants typically have an annual vesting period of four years. All 2008 grants to our NEOs were made in accordance with this practice.

For newly-hired executives, the Compensation Committee typically approves any equity grant prior to the executive’s start of employment, and the grant is typically effective after any material non-public information (such as our earnings) has been released to the public and we have reopened our insider trading window. This approach ensures that the exercise price of stock options reflects a fair market price, since the exercise price for stock option grants is equal to the closing market price on the grant’s effective date.

Grant Practices for Other Employees

The Board of Directors has delegated authority to the Stock Committee to make equity grants to non-executive employees under the 2006 Equity Incentive Plan. The Stock Committee is a committee of two, comprised of our Chief Executive Officer and the Chair of our Board of Directors. The Stock Committee has the authority to make equity grants to non-executive employees (other than employees of any level reporting directly to the Chief Executive Officer).

The Stock Committee may make grants only within established individual employee and aggregate share limits and in accordance with established requirements regarding the term, vesting period, exercise price and other terms and conditions for the grant. In addition, all grants of stock options and stock appreciation rights made by the Stock Committee must be made (or become effective) on the first Monday of each month or, where the first Monday is a Company-observed U.S. holiday, on the first Tuesday of such month. The Stock Committee must approve all grants in writing on or before the date of grant, subject to the respective employee remaining an employee as of the date of grant. Finally, management must periodically update the Compensation Committee regarding all grants made by the Stock Committee and must periodically provide a certification that all grants during the reporting period were made in accordance with the limits and procedures. Any grant that does not meet the requirements established for the Stock Committee must be made by the Board of Directors or one of its authorized committees.

It is the Company’s policy to disclose the value of executive equity grants in the Summary Compensation Table and other reports in accordance with the requirements of the Financial Accounting Standards Board Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment (“FAS 123R”). Values reported in the Summary Compensation Table reflect the recognized compensation cost of awards, before reflecting assumed forfeitures, over the requisite service period. These amounts include compensation cost recognized in the 2008 financial statements with respect to awards granted during this fiscal year as well as awards granted in previous fiscal years.

Equity Ownership Guidelines for Executive Officers

In January 2004, the Board of Directors approved the adoption of stock ownership guidelines for the Company’s executive officers, including the NEOs. The Compensation Committee updated these guidelines in 2006 to increase the ownership guideline for the Chief Executive Officer and to stratify the ownership guidelines for other executive officers into two tiers based on their total compensation levels.

These stock ownership guidelines reflect the Board’s belief in the importance of aligning the economic interests of stockholders and management. Under the amended guidelines, the Board has recommended that the Chief Executive Officer own a minimum of 50,000 shares of the Company’s Common Stock, that the Chief Financial Officer, President, Silicon Valley Bank, and Chief Strategy Officer each own a minimum of 12,000 shares of the Company’s Common Stock, and that all other executive officers each own a minimum of 9,500 shares of the Company’s Common Stock. Each executive is given five years after assuming the stated role to reach the designated ownership level, and (subject to exceptions granted by the Compensation Committee due to personal financial reasons) must meet intermediate levels after one and three years. These intermediate levels are 12,500 and 30,000 shares, respectively, for the Chief Executive Officer; 3,000 and 8,000 shares, respectively, for the Chief Financial Officer, President, Silicon Valley Bank, and Chief Strategy Officer, and 2,500 and 6,500, respectively, for the other executive officers.

The Compensation Committee reviews executive equity holdings on a quarterly basis. In evaluating whether executives are meeting the ownership guidelines, the Compensation Committee considers the following as shares owned: (1) shares privately held, (2) shares owned through investment in the Company’s stock fund in the SVB Financial Group 401(k) and Employee Stock Ownership Plan, and (3) unvested awards of restricted stock and restricted stock units. The Compensation Committee does not consider vested or unvested stock options to be shares owned for purposes of evaluating adherence to the ownership guidelines.

As of December 31, 2008, each NEO met the applicable ownership guideline with the exception of Mr. Webb, whose holdings were 420 shares short of the applicable ownership guideline of 6,500 shares. Our NEOs typically are able to meet their equity ownership guidelines through restricted stock unit awards they earn under our Equity Incentive Plan. For 2008, the NEOs did not earn any restricted stock unit awards since the performance based vesting criteria for those awards were not met.

As of the date of this Proxy Statement, all of our NEOs, including Mr. Webb, were in compliance with the applicable ownership guidelines.

COMPENSATION FOR NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the compensation paid to our named executive officers for the year ended December 31, 2008.

Name and Principal Position*	Year	Salary ($)	Bonus ($) (1)		Stock Awards ($) (3)	Stock Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Plan Compensation ($)	All Other Compensation ($)		Total ($)
Ken Wilcox	2006	$566,320	$435,000		$642,598	$808,561	$0	$0	$242,546	(4)	$2,695,025
	2007	$627,386	$1,264,000		$451,606	$635,942	$0	$0	$375,334	(5)	$3,354,268
	2008	$697,027	$0		$537,112	$473,881	$0	$0	$28,661	(6)	$1,736,681

Michael Descheneaux	2006	$33,174	$0		$4,957	$5,773	$0	$0	$61,046	(7)	$104,949
	2007	$261,307	$385,000		$104,302	$66,116	$0	$0	$156,975	(8)	$973,699
	2008	$316,679	$0	(2)	$227,736	$112,895	$0	$0	$100,722	(9)	$758,032

Greg Becker	2006	$282,695	$250,000		$293,239	$322,166	$0	$10,977	$139,509	(10)	$1,298,587
	2007	$345,911	$625,000		$223,418	$290,871	$0	$12,737	$215,978	(11)	$1,713,915
	2008	$416,618	$0		$292,107	$232,416	$0	$(56,041)	$30,511	(12)	$915,611

Dave Webb	2006	$236,634	$150,000		$292,388	$279,943	$0	$4,114	$122,053	(13)	$1,085,132
	2007	$250,812	$350,000		$234,438	$306,628	$0	$2,633	$175,108	(14)	$1,319,618
	2008	$293,165	$0	(2)	$143,577	$241,958	$0	$(52,525)	$29,201	(15)	$655,376

Mark MacLennan	2006	$257,510	$165,000		$302,218	$296,253	$0	$0	$123,237	(16)	$1,144,218
	2007	$314,179	$750,000		$291,067	$324,306	$0	$0	$446,799	(17)	$2,126,350
	2008	$335,846	$0		$170,705	$317,863	$0	$0	$28,319	(18)	$852,733

*	For purposes of determining its named executive officers for 2008 pursuant to applicable Securities and Exchange Commission rules, the Company has included the following awarded but unpaid compensation: (i) 2008 ICP cash awards for Messrs. Descheneaux and Webb (see footnote 2 below); and (iii) RP payments for all of the NEOs (see footnotes 6, 9, 12, 15 and 18 below). These amounts were unpaid due to the enactment of the ARRA.

(1)	We have reflected values for the Company’s ICP program under the Bonus column because the ICP program provides for the Compensation Committee’s discretion to make final determinations on individual incentives. We therefore have classified these payments as part of a discretionary plan which should appear as a Bonus (as opposed to Non-Equity Incentive Plan Compensation).

(2)	The Compensation Committee approved incentive compensation cash awards for Messrs. Descheneaux and Webb in the amounts of $160,000 and $150,000, respectively; however, with the enactment of the ARRA, the Committee declined to pay these awards and they are, therefore, not included in this column.

(3)	Values indicated for stock awards and stock option awards reflect the recognized FAS123R compensation expense, before reflecting assumed forfeitures, during the fiscal year for all stock or stock option awards.

(4)	Other compensation for Ken Wilcox in 2006 includes: (a) Retention Plan payment of $200,476; (b) 401(k) Savings Plan matching contribution of $11,000; (c) Employee Stock Ownership Plan contribution of $11,258; and (d) health and welfare benefits of $19,812 paid by the Company.

(5)	Other compensation for Ken Wilcox in 2007 includes: (a) Retention Plan payment of $332,021; (b) 401(k) Savings Plan matching contribution of $11,250; (c) Employee Stock Ownership Plan contribution of $15,730; and (d) health and welfare benefits of $16,334 paid by the Company.

(6)	Other compensation for Ken Wilcox in 2008 includes: (a) 401(k) Savings Plan matching contribution of $11,500; and (b) health and welfare benefits of $17,161 paid by the Company. Mr. Wilcox was entitled to a Retention Plan payment of $110,676; however, with the enactment of the ARRA, the Committee declined to make this payment and it is therefore not included in this column.

(7)	Other compensation for Michael Descheneaux in 2006 includes: (a) Retention Plan payment of $3,971; (b) 401(k) Savings Plan matching contribution of $958; (c) Employee Stock Ownership Plan contribution of $4,256; (d) health and welfare benefits of $1,861 paid by the Company; and (e) the first $50,000 installment of his new hire incentive as Managing Director of Accounting and Financial Reporting in 2006.

(8)	Other compensation for Michael Descheneaux in 2007 includes: (a) Retention Plan payment of $25,541; (b) 401(k) Savings Plan matching contribution of $11,250; (c) Employee Stock Ownership Plan contribution of $15,730; (d) health and welfare benefits of $16,009 paid by the Company; (e) the second $50,000 installment of his new hire incentive (the first $50,000 installment was paid upon his hire as Managing Director of Accounting and Financial Reporting in 2006); and (f) $38,445 in company-paid housing provided as part of his relocation arrangement.

(9)	Other compensation for Michael Descheneaux in 2008 includes: (a) special spot incentive of $1,000 paid in January 2008; (b) 401(k) Savings Plan matching contribution of $11,500; (c) health and welfare benefits of $16,875 paid by the Company; and (d) $71,347 in company-paid housing provided as part of his relocation arrangement. Mr. Descheneaux was entitled to a Retention Plan payment of $12,747; however, with the enactment of the ARRA, the Committee declined to make this payment and it is therefore not included in this column.

(10)	Other compensation for Greg Becker in 2006 includes: (a) Retention Plan payment of $99,554; (b) Warrant Incentive Plan payment of $150; (c) 401(k) Savings Plan matching contribution of $11,000; (d) Employee Stock Ownership Plan contribution of $11,258; and (e) health and welfare benefits of $17,548 paid by the Company.

(11)	Other compensation for Greg Becker in 2007 includes: (a) Retention Plan payment of $171,461; (b) 401(k) Savings Plan matching contribution of $11,250; (c) Employee Stock Ownership Plan contribution of $15,730; and (d) health and welfare benefits of $17,537 paid by the Company.

(12)	Other compensation for Greg Becker in 2008 includes: (a) special spot incentive of $1,000 paid in January 2008; (b) 401(k) Savings Plan matching contribution of $11,500; and (c) health and welfare benefits of $18,011 by the Company. Mr. Becker was entitled to a Retention Plan payment of $70,758; however, with the enactment of the ARRA, the Committee declined to make this payment and it is therefore not included in this column.

(13)	Other compensation for Dave Webb in 2006 includes: (a) Retention Plan payment of $79,796; (b) 401(k) Savings Plan matching contribution of $11,000; (c) Employee Stock Ownership Plan contribution of $11,258; and (d) health and welfare benefits of $19,999 paid by the Company.

(14)	Other compensation for Dave Webb in 2007 includes: (a) Retention Plan payment of $132,024; (b) 401(k) Savings Plan matching contribution of $11,250; (c) Employee Stock Ownership Plan contribution of $15,730; and (d) health and welfare benefits of $16,104 paid by the Company.

(15)	Other compensation for Dave Webb in 2008 includes: (a) special spot incentive of $1,000 paid in January 2008; (b) 401(k) Savings Plan matching contribution of $11,500; and (c) health and welfare benefits of $16,701 paid by the Company. Mr. Webb was entitled to a Retention Plan payment of $27,506; however, with the enactment of the ARRA, the Committee declined to make this payment and it is therefore not included in this column.

(16)	Other compensation for Mark MacLennan in 2006 includes: (a) Retention Plan payment of $79,796; (b) 401(k) Savings Plan matching contribution of $11,000; (c) Employee Stock Ownership Plan contribution of $11,258; (d) health and welfare benefits of $17,485 paid by the Company; and (e) relocation benefits of $3,698 (including tax gross-up).

(17)	Other compensation for Mark MacLennan in 2007 includes: (a) special incentive of $100,000 for leadership of SVB Capital Strategic Task Force; (b) Retention Plan payment of $132,024; (c) 401(k) Savings Plan matching contribution of $11,250; (d) Employee Stock Ownership Plan contribution of $15,730; (e) health and welfare benefits of $17,473 paid by the Company; and (f) relocation benefits of $170,322 (including tax gross-up).

(18)	Other compensation for Mark MacLennan in 2008 includes: (a) special spot incentive of $1,000 paid in January 2008; (b) 401(k) Savings Plan matching contribution of $11,500; and (c) health and welfare benefits of $15,819 paid by the Company. Mr. MacLennan was entitled to a Retention Plan payment of $27,506; however, with the enactment of the ARRA, the Committee declined to make this payment and it is therefore not included in this column.

Grants of Plan-Based Awards

The following table sets forth all plan-based awards, including both equity awards and non-equity incentive awards under plans, made to our NEOs during the year ended December 31, 2008.

Grants of Plan-Based Awards

Name	Grant Date	Compensation Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ken Wilcox	April 29, 2008	March 24, 2008							0			$0
Ken Wilcox	April 29, 2008	March 24, 2008								29,500	$48.76	$395,563
Michael Descheneaux	April 29, 2008	March 24, 2008							0			$0
Michael Descheneaux	April 29, 2008	March 24, 2008								13,400	$48.76	$179,679
Greg Becker	April 29, 2008	March 24, 2008							0			$0
Greg Becker	April 29, 2008	March 24, 2008								16,450	$48.76	$220,576
Dave Webb	April 29, 2008	March 24, 2008							0			$0
Dave Webb	April 29, 2008	March 24, 2008								6,500	$48.76	$87,158
Mark MacLennan	April 29, 2008	March 24, 2008							0			$0
Mark MacLennan	April 29, 2008	March 24, 2008								10,000	$48.76	$134,089

(1)	For the performance-contingent restricted stock unit grants to the NEOs made in 2008, the performance achievement was determined at FYE based upon the performance criteria presented previously under the section of the Compensation Discussion and Analysis entitled “Equity Incentive Plan”. Since the achievement under this performance-contingent restricted stock unit grant was actually determined at FYE, there are no estimated future payouts to be disclosed in the table above under this column. Please refer to footnote (2) below and our discussion under “Equity Incentive Plan” which incorporates a tabular description of our performance-based equity compensation structure for 2008, including threshold and maximum awards.

(2)	The restricted stock unit grant was structured to be entirely contingent upon the Company achieving at least 90% of its targeted Return on Equity for 2008. The number of restricted stock units actually granted to each named executive officer was scaled based on the percentage of actual ROE and expense growth achieved against target. The minimum performance criteria was not met, thus no restricted stock units were actually earned.

Option Exercises and Stock Vested

The following table sets forth the number of securities underlying equity awards that vested (in the case of restricted shares) or were exercised (in the case of stock options) by the NEOs during the year ended December 31, 2008, and the value realized upon such vesting or exercise.

Option Exercises and Stock Vested

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Ken Wilcox	66,000	$1,256,016	2,343	$126,499
Michael Descheneaux			750	$35,033
Greg Becker	18,750	$447,750	1,171	$63,222
Dave Webb	10,000	$206,610	1,171	$63,222
Mark MacLennan			1,171	$63,222

Outstanding Equity Awards at Fiscal Year End

The following tables set forth all outstanding equity awards to the NEOs as of December 31, 2008.

The exercise price for each of the above stock option grants is equal to the closing market price on the grant date. Each stock option grant vests in equal annual installments over a four year period. Vesting for the restricted stock units is set forth in footnote (1) of the “Grants of Plan-Based Awards” table.

Name	OPTION AWARDS						STOCK AWARDS
	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (per option)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Ken Wilcox	10,000	0		0	$23.6880	April 20, 2010
	25,000	0		0	$26.0000	November 16, 2011
	2,000	0		0	$30.8400	May 30, 2012
	30,000	0		0	$17.0700	November 8, 2012
	30,000	0		0	$36.5600	April 23, 2011
	24,375	8,125	(1)	0	$46.3100	April 26, 2012
	11,750	11,750	(2)	0	$50.3800	May 2, 2013
	5,425	16,275	(3)	0	$52.7200	May 22, 2014
	0	29,500	(4)	0	$48.7600	April 29, 2015
							12,750	(5)	$334,433	0	$0

(1)	8,125 options will vest on April 26, 2009.

(2)	5,875 options will vest on May 2, 2009; and 5,875 options will vest on May 2, 2010.

(3)	5,425 options will vest on May 22, 2009; 5,425 options will vest on May 22, 2010; and 5,425 options will vest on May 22, 2011.

(4)	7,375 options will vest on April 29, 2009; 7,375 options will vest on April 29, 2010; 7,375 options will vest on April 29, 2011; and 7,375 options will vest on April 29, 2012.
(5)	12,750 restricted stock units will vest on December 3, 2009. (These restricted stock units were granted in 2007 and were subject to performance- and time-based vesting. Performance criteria was met in 2007.)

Name	OPTION AWARDS						STOCK AWARDS
	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (per option)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Michael Descheneaux	5,000	5,000	(1)	0	$46.4200	November 9, 2013
	2,338	7,012	(2)	0	$52.7200	May 22, 2014
	0	13,400	(3)	0	$48.7600	April 29, 2015
							1,500	(4)	$39,345	0	$0
							5,475	(5)	$143,609	0	$0

(1)	2,500 options will vest on November 9, 2009; and 2,500 options will vest on November 9, 2010

(2)	2,338 options will vest on May 22, 2009; 2,337 options will vest on May 22, 2010; and 2,337 options will vest on May 22, 2011

(3)	3,350 options will vest on April 29, 2009; 3,350 options will vest on April 29, 2010; 3,350 options will vest on April 29, 2011; and 3,350 options will vest on April 29, 2012.

(4)	750 restricted stock units will vest on November 9, 2009; and 750 restricted stock units will vest on November 9, 2010.

(5)	5,475 restricted stock units will vest on December 3, 2009. (These restricted stock units were granted in 2007 and were subject to performance- and time-based vesting. Performance criteria was met in 2007.)

Name	OPTION AWARDS						STOCK AWARDS
	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (per option)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Greg Becker	20,000	0		0	$23.6880	April 20, 2010
	20,000	0		0	$26.0630	March 14, 2011
	7,500	0		0	$26.0000	November 16, 2011
	20,000	0		0	$24.0300	January 17, 2012
	7,500	0		0	$31.2900	April 17, 2012
	12,500	0		0	$19.2400	November 5, 2012
	15,000	0		0	$36.5600	April 23, 2011
	11,250	3,750	(1)	0	$46.3100	April 26, 2012
	5,000	5,000	(2)	0	$50.3800	May 2, 2013
	3,013	9,037	(3)	0	$52.7200	May 22, 2014
	0	16,450	(4)	0	$48.7600	April 29, 2015
							7,050	(5)	$184,922	0	$0

(1)	3,750 options will vest on April 26, 2009.

(2)	2,500 options will vest on May 2, 2009; and 2,500 options will vest on May 2, 2010.

(3)	3,013 options will vest on May 22, 2009; 3,012 options will vest on May 22, 2010; and 3,012 options will vest on May 22, 2011.

(4)	4,113 options will vest on April 29, 2009; 4,113 options will vest on April 29, 2010; 4,112 options will vest on April 29, 2011; and 4,112 options will vest on April 29, 2012.

(5)	7,050 restricted stock units will vest on December 3, 2009. (These restricted stock units were granted in 2007 and were subject to performance- and time-based vesting. Performance criteria was met in 2007.)

Name	OPTION AWARDS						STOCK AWARDS
	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (per option)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Dave Webb	7,265	0		0	$36.5600	July 27, 2011
	7,500	2,500	(1)	0	$46.3100	April 26, 2012
	3,750	3,750	(2)	0	$50.3800	May 2, 2013
	1,150	3,450	(3)	0	$52.7200	May 22, 2014
	0	6,500	(4)	0	$48.7600	April 29, 2015
							2,700	(5)	$70,821	0	$0

(1)	2,500 options will vest on April 26, 2009.

(2)	1,875 options will vest on May 2, 2009; and 1,875 options will vest on May 2, 2010.

(3)	1,150 options will vest on May 22, 2009; 1,150 options will vest on May 22, 2010; and 1,150 options will vest on May 22, 2011.

(4)	1,625 options will vest on April 29, 2009; 1,625 options will vest on April 29, 2010; 1,625 options will vest on April 29, 2011; and 1,625 options will vest on April 29, 2012.

(5)	2,700 restricted stock units will vest on December 3, 2009. (These restricted stock units were granted in 2007 and were subject to performance- and time-based vesting. Performance criteria was met in 2007.)

Name	OPTION AWARDS						STOCK AWARDS
	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (per option)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
Mark MacLennan	40,000			0	$40.3100	October 28, 2011
	7,500	2,500	(1)	0	$46.3100	April 26, 2012
	3,750	3,750	(2)	0	$50.3800	May 2, 2013
	1,275	3,825	(3)	0	$52.7200	May 22, 2014
	0	10,000	(4)	0	$48.7600	April 29, 2015
							3,000	(5)	$78,690	0	$0

(1)	2,500 options will vest on April 26, 2009.

(2)	1,875 options will vest on May 2, 2009; and 1,875 options will vest on May 2, 2010.

(3)	1,275 options will vest on May 22, 2009; 1,275 options will vest on May 22, 2010; and 1,275 options will vest on May 22, 2011.

(4)	2,500 options will vest on April 29, 2009; 2,500 options will vest on April 29, 2010; 2,500 options will vest on April 29, 2011; and 2,500 options will vest on April 29, 2012.

(5)	3,000 restricted stock units will vest on December 3, 2009. (These restricted stock units were granted in 2007 and were subject to performance- and time-based vesting. Performance criteria was met in 2007.)

Pension Benefits

The Company does not maintain any defined benefit pension plans. As a result, none of the NEOs has any accumulated benefits under any Company defined benefit pension plan.

Non-Qualified Deferred Compensation

The following table sets forth information about executive contributions to, earnings from, and distributions of non-qualified deferred compensation under the Company’s Deferred Compensation Plan. The Company does not maintain any other nonqualified deferred compensation program for its NEOs.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY		Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Ken Wilcox	N/A		N/A	N/A	N/A	N/A
Michael Descheneaux	N/A		N/A	N/A	N/A	N/A
Greg Becker	$0	(1)	$0	($56,041)	$0	$72,397
Dave Webb	$129,110		$0	($52,525)	$0	$120,174
Mark MacLennan	N/A		N/A	N/A	N/A	N/A

(1)	Greg Becker made no additional Deferred Compensation Plan contributions during fiscal 2008.

Other Post-Employment Payments

Our NEOs are normally covered by our Change in Control Severance Plan (the “Change in Control Plan”) and the SVB Financial Group Severance Benefit Policy (the “Severance Policy”), both of which provide severance benefits for covered terminations of employment as defined in the plans. As discussed above, in connection with our participation in the CPP, we amended the Change in Control Plan to limit severance payments payable to NEOs pursuant to the requirements of EESA as then in effect. The subsequent enactment of ARRA has amended the applicable EESA provisions and expanded this restriction to generally cover the severance benefits that the NEOs may otherwise be entitled to under both the Change in Control Plan and the Severance Policy. Until the Company can assess the impact of the amended EESA restrictions applicable to our NEOs’ severance benefits upon the Treasury’s issuance of definitive standards or guidance on the matter, we will not provide any post-termination benefits, including under these plans and the acceleration of equity awards under our 1997 Equity Incentive Plan or 2006 Equity Incentive Plan, so long as the Company is a participant in the CPP.

The descriptions below reflect the post-termination benefits that the NEOs would otherwise be entitled to but for the restrictions under the ARRA. If the Company no longer participated in the CPP, the NEOs would be entitled to these post-termination benefits.

Change in Control Severance Plan; Acceleration of Vesting Under Equity Plans

Our Change in Control Severance Plan, adopted in 2006, provides a specified severance benefit to our executive officers in the event their employment is involuntarily terminated (or they resign from such employment for a good reason, as defined by the plan) following a change in control of the Company. The Company adopted this plan in order to ensure that its executives did not have a disincentive to consider and, where determined by the Board or stockholders, as appropriate, to be in the Company’s best interests, to act diligently to promote a change in the control of the Company. The Change in Control Plan superseded a broader change in control policy that the Company had adopted in August 2000.

The plan provides for a cash severance payment equal to 300% of base salary and target ICP incentive for the Chief Executive Officer, 200% of base salary and target ICP incentive for the Chief Financial Officer, the President, Silicon Valley Bank, and the Chief Strategy Officer, and 100% of base salary and target ICP incentive for the other executive officers. In addition, it provides for up to 12 months of Company-paid COBRA medical, dental and vision coverage, full vesting of Company contributions to tax-qualified retirement plans, and certain outplacement services.

The plan provides for a tax gross-up to cover an individual’s excise taxes if the total change-in-control benefits to an individual executive exceed the Internal Revenue Code Section 280G limit by more than 10%. However, in connection with the Company’s participation in the Treasury’s Capital Purchase Program, as discussed above, the plan was amended pursuant to the requirements of the program to prohibit the Company from making any such “golden parachute payments.” See “Participation in U.S. Treasury’s Capital Purchase Program” above.

In addition to the benefits provided under the Change in Control Plan, the Company’s 1997 Equity Incentive Plan and 2006 Equity Incentive Plan provide for full vesting of outstanding awards in the event of a change in control of the Company, as defined in those plans, in the event that a successor corporation does not assume or substitute an equivalent option or right for the SVB Financial Group equity award.

The circumstances that constitute a “Change in Control” are set forth in the Change in Control Plan. Generally speaking, a Change in Control includes a merger or consolidation, other than a merger or consolidation in which the owners of the Company’s voting securities own fifty percent (50%) or more of the voting securities of the surviving entity; a liquidation or dissolution or the closing of the sale or other disposition of all or substantially all of the Company’s assets; an acquisition by any person, directly or indirectly, of 50% or more of the Company’s voting securities; and an acquisition by any person, directly or indirectly, of 25% or more of the Company’s voting securities and, within twelve (12) months of the occurrence of such event, a change in the composition of the Board occurs as a result of which sixty percent (60%) or fewer of the directors are incumbent directors.

The Change in Control Plan includes a number of restrictive covenants that govern the executives’ rights to receive benefits under the plan. Specifically, unless the Company provides otherwise in writing, the executive must not directly or indirectly engage in, have any ownership in or participate in the financing, operation, management or control of any person, firm, corporation or business that competes with the Company or its affiliates, or any customer of the Company or its affiliates, for 18 months with respect to the Chief Executive Officer, 12 months for the Chief Financial Officer, President, Silicon Valley Bank, and Chief Strategy Officer, and six months for other covered executives. In addition, unless the Company provides otherwise in writing, the executive may not directly or indirectly solicit, recruit or otherwise hire or attempt to hire any employee of the Company or cause any such person to leave his or her employment during the periods described in the previous sentence. Finally, the executive must execute a general release of claims in favor of the Company covering all claims arising out of the executive’s involuntary termination of employment (as defined in the Change in Control Plan) and employment with the Company and its affiliates.

Any benefits payable to an executive under this Plan are reduced by any severance benefits we pay to that executive under any other policy, plan, program, or arrangement, including our Group Severance Benefit Policy.

SVB Financial Group Severance Benefit Policy

The Company’s Severance Benefit Policy provides severance pay and benefits to eligible employees who are involuntarily terminated from employment due to staff reduction, position elimination, closure of a business unit, organization restructuring, or such other circumstances as the Company deems appropriate for the payment of severance benefits. The policy is intended to promote the Company’s ability to modify its workforce and structure while providing a reasonable level of certainty and job security to its employees. The policy covers all regular full-time or regular part-time employees, including the NEOs.

The policy provides for a cash severance payment based on level of job. For NEOs, this benefit is equal to 6 weeks’ pay per year of service, with a minimum benefit of 6 months’ pay and a maximum benefit of 1 year’s pay. In addition, under the policy the Company continues to make co-payments for COBRA medical, dental, and vision coverage during the severance pay period and pays for certain designated outplacement services provided by a Company-selected external vendor. Any benefits payable to an executive under this Policy are reduced by any severance benefits we pay to that executive under any other policy, plan, program, or arrangement, including our Change in Control Severance Plan.

The following tables summarize the payments which would be payable to our NEOs in the event of various termination scenarios, including voluntary resignation, involuntary termination for cause, involuntary termination (not for cause), involuntary termination after a change-in-control, death and disability. Please note that we have provided this information (in particular, the information in the columns entitled “Involuntary Termination (Not for Cause)” and “Involuntary or for Good Reason After Change-in-Control”) for illustrative purposes only based on the benefits which would have been provided under our severance plans, equity incentive plans, and our deferred compensation plan. However, in accordance with the executive compensation limitations under the ARRA, we believe all or a portion of these highlighted payments would fall within the Treasury’s definition of a prohibited “golden parachute” and would therefore not be payable in the event of a NEO’s covered termination so long as we are participating in the CPP.

Payments Upon Termination Of Employment

The tables below set forth payments upon termination of employment that each NEO would otherwise be entitled to but for restrictions under the ARRA.

	KEN WILCOX, CHIEF EXECUTIVE OFFICER
Compensation and Benefits	Voluntary Resignation (including Retirement)	Involuntary Termination For Cause	Involuntary Termination (Not for Cause)	Involuntary or for Good Reason After Change-in-Control	Death	Disability
Cash severance pay	$0	$0	$710,000	$4,260,000	$0	$0
Market value of vested, exercisable stock options (1)	$305,970	$0	$305,970	$305,970	$305,970	$305,970
Market value of unvested stock options which would vest (2)	$0	$0	$0	$0	$0	$0
Market value of unvested restricted stock which would vest (3)	$0	$0	$0	$334,433	$0	$0
Company-paid health benefits	$0	$0	$21,069	$21,069	$0	$0
Accelerated retirement plan vesting (4)	$0	$0	$0	$0	$0	$0
Company-paid outplacement benefits	$0	$0	$15,000	$15,000	$0	$0
Deferred Compensation Plan balance payable (5)	$0	$0	$0	$0	$0	$0
280G tax gross-up	$0	$0	$0	$0	$0	$0

TOTAL	$305,970	$0	$1,052,039	$4,936,472	$305,970	$305,970

(1)	The market value of vested, exercisable stock options is calculated assuming a market value of $26.23 per share (the closing share price at FYE).

(2)	The market value of unvested stock options which would accelerate in vesting under a Change in Control is calculated assuming a market value of $26.23 per share (the closing share price at FYE).

(3)	The market value of unvested restricted stock which would accelerate in vesting under a Change in Control is calculated assuming a market value of $26.23 per share (the closing share price at FYE).

(4)	Mr. Wilcox is already fully vested in his retirement plan account.

(5)	Mr. Wilcox does not participate in our Deferred Compensation Plan.

	MICHAEL DESCHENEAUX, CHIEF FINANCIAL OFFICER
Compensation and Benefits	Voluntary Resignation	Involuntary Termination For Cause	Involuntary Termination (Not for Cause)	Involuntary or for Good Reason After Change-in-Control	Death	Disability
Cash severance pay	$0	$0	$162,500	$1,105,000	$0	$0
Market value of vested, exercisable stock options (1)	$0	$0	$0	$0	$0	$0
Market value of unvested stock options which would vest (2)	$0	$0	$0	$0	$0	$0
Market value of unvested restricted stock which would vest (3)	$0	$0	$0	$182,954	$0	$0
Company-paid health benefits	$0	$0	$21,069	$21,069	$0	$0
Accelerated retirement plan vesting (4)	$0	$0	$7,779	$7,779	$7,779	$7,779
Company-paid outplacement benefits	$0	$0	$7,500	$7,500	$0	$0
Deferred Compensation Plan balance payable (5)	$0	$0	$0	$0	$0	$0
280G tax gross-up (6)	$0	$0	$0	$438,460	$0	$0

TOTAL	$0	$0	$198,848	$1,762,762	$7,779	$7,779

(1)	The market value of vested, exercisable stock options is calculated assuming a market value of $26.23 per share (the closing share price at FYE).

(2)	The market value of unvested stock options which would accelerate in vesting under a Change in Control is calculated assuming a market value of $26.23 per share (the closing share price at FYE).

(3)	The market value of unvested restricted stock which would accelerate in vesting under a Change in Control is calculated assuming a market value of $26.23 per share (the closing share price at FYE).

(4)	Mr. Descheneaux was 40% vested in his retirement plan account at FYE.

(5)	Mr. Descheneaux does not participate in our Deferred Compensation Plan.

(6)	In accordance with the required disclosure format and timing, we are presenting the total benefits which would have been provided under our compensation plans for a change in control related termination of employment effective December 31, 2008. The 280G tax gross-up figure provided at December 31, 2008 is heavily influenced by the reference period for historic earnings we’re required to use for determining the safe harbor amount under 280G. For a change in control related termination of employment effective January 1, 2009, the safe harbor amount would be significantly increased due to the inclusion of 2008 earnings in the reference period, and no 280G tax gross-up would be required.

	GREG BECKER, PRESIDENT SILICON VALLEY BANK
Compensation and Benefits	Voluntary Resignation	Involuntary Termination For Cause	Involuntary Termination (Not for Cause)	Involuntary or for Good Reason After Change-in-Control	Death	Disability
Cash severance pay	$0	$0	$425,000	$1,530,000	$0	$0
Market value of vested, exercisable stock options (1)	$187,280	$0	$187,280	$187,280	$187,280	$187,280
Market value of unvested stock options which would vest (2)	$0	$0	$0	$0	$0	$0
Market value of unvested restricted stock which would vest (3)	$0	$0	$0	$184,922	$0	$0
Company-paid health benefits	$0	$0	$22,024	$22,024	$0	$0
Accelerated retirement plan vesting (4)	$0	$0	$0	$0	$0	$0
Company-paid outplacement benefits	$0	$0	$7,500	$7,500	$0	$0
Deferred Compensation Plan balance payable (5)	$72,397	$72,397	$72,397	$72,397	$72,397	$72,397
280G tax gross-up	$0	$0	$0	$0	$0	$0

TOTAL	$259,677	$72,397	$714,201	$2,004,123	$259,677	$259,677

(1)	The market value of vested, exercisable stock options is calculated assuming a market value of $26.23 per share (the closing share price at FYE).

(2)	The market value of unvested stock options which would accelerate in vesting under a Change in Control is calculated assuming a market value of $26.23 per share (the closing share price at FYE).

(3)	The market value of unvested restricted stock which would accelerate in vesting under a Change in Control is calculated assuming a market value of $26.23 per share (the closing share price at FYE).

(4)	Mr. Becker is already fully vested in his retirement plan account.

(5)	Deferred Compensation Plan balance for Greg Becker reflects account balance at FYE.

	DAVE WEBB, CHIEF OPERATIONS OFFICER
Compensation and Benefits	Voluntary Resignation	Involuntary Termination For Cause	Involuntary Termination (Not for Cause)	Involuntary or for Good Reason After Change-in-Control	Death	Disability
Cash severance pay	$0	$0	$150,000	$465,000	$0	$0
Market value of vested, exercisable stock options (1)	$0	$0	$0	$0	$0	$0
Market value of unvested stock options which would vest (2)	$0	$0	$0	$0	$0	$0
Market value of unvested restricted stock which would vest (3)	$0	$0	$0	$70,821	$0	$0
Company-paid health benefits	$0	$0	$21,069	$21,069	$0	$0
Accelerated retirement plan vesting (4)	$0	$0	$8,722	$8,722	$8,722	$8,722
Company-paid outplacement benefits	$0	$0	$7,500	$7,500	$0	$0
Deferred Compensation Plan balance payable (5)	$120,174	$120,174	$120,174	$120,174	$120,174	$120,174
280G tax gross-up	$0	$0	$0	$0	$0	$0

TOTAL	$120,174	$120,174	$307,465	$693,286	$128,896	$128,896

(1)	The market value of vested, exercisable stock options is calculated assuming a market value of $26.23 per share (the closing share price at FYE).

(2)	The market value of unvested stock options which would accelerate in vesting under a Change in Control is calculated assuming a market value of $26.23 per share (the closing share price at FYE).

(3)	The market value of unvested restricted stock which would accelerate in vesting under a Change in Control is calculated assuming a market value of $26.23 per share (the closing share price at FYE).

(4)	Mr. Webb was 80% vested in his retirement plan account at FYE.

(5)	Deferred Compensation Plan balance for Mr. Webb reflects account balance at FYE.

	MARK MACLENNAN, PRESIDENT, SVB CAPITAL
Compensation and Benefits	Voluntary Resignation	Involuntary Termination For Cause	Involuntary Termination (Not for Cause)	Involuntary or for Good Reason After Change-in-Control	Death	Disability
Cash severance pay	$0	$0	$169,000	$676,000	$0	$0
Market value of vested, exercisable stock options (1)	$0	$0	$0	$0	$0	$0
Market value of unvested stock options which would vest (2)	$0	$0	$0	$0	$0	$0
Market value of unvested restricted stock which would vest (3)	$0	$0	$0	$78,690	$0	$0
Company-paid health benefits	$0	$0	$13,973	$13,973	$0	$0
Accelerated retirement plan vesting (4)	$0	$0	$10,175	$10,175	$10,175	$10,175
Company-paid outplacement benefits	$0	$0	$7,500	$7,500	$0	$0
Deferred Compensation Plan balance payable (5)	$0	$0	$0	$0	$0	$0
280G tax gross-up	$0	$0	$0	$0	$0	$0

TOTAL	$0	$0	$200,648	$786,338	$10,175	$10,175

(1)	The market value of vested, exercisable stock options is calculated assuming a market value of $26.23 per share (the closing share price at FYE).

(2)	The market value of unvested stock options which would accelerate in vesting under a Change in Control is calculated assuming a market value of $26.23 per share (the closing share price at FYE).

(3)	The market value of unvested restricted stock which would accelerate in vesting under a Change in Control is calculated assuming a market value of $26.23 per share (the closing share price at FYE).

(4)	Mr. MacLennan was 80% vested in his retirement plan account at FYE.

(5)	Mr. MacLennan does not participate in our Deferred Compensation Plan.

COMPENSATION FOR DIRECTORS

The following table sets forth the amounts paid to each member of the Company’s Board of Directors then in office during the year ended December 31, 2008.

Name	Fees Earned or Paid in Cash	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (1)	Total	Grant Date Fair Value of Stock and Option Awards ($) (2)
Alex W. Hart (3)	$160,250	$203,105	$0	$0	$0	$3,485	$366,840	$199,965
Eric A. Benhamou (4)	$49,500	$101,536	$0	$0	$0		$151,036	$99,958
David M. Clapper (5)	$65,500	$101,536	$0	$0	$0		$167,036	$99,958
Roger F. Dunbar (6)	$110,000	$101,536	$0	$0	$0		$211,536	$99,958
Joel P. Friedman (7)	$78,250	$101,536	$0	$0	$0		$179,786	$99,958
G. Felda Hardymon (8)	$59,250	$101,536	$0	$0	$0	$3,485	$164,270	$99,958
C. Richard Kramlich (9)	$58,750	$101,536	$0	$0	$0		$160,286	$99,958
Lata Krishnan (10)	$56,250	$68,495	$0	$0	$0		$124,745	$99,958
James R. Porter (11)	$70,250	$101,536	$0	$0	$0	$3,809	$175,595	$99,958
Michaela K. Rodeno (12)	$72,750	$101,536	$0	$0	$0	$3,485	$177,770	$99,958
Kyung H. Yoon (13)	$59,750	$101,536	$0	$0	$0		$161,286	$99,958

(1)	Mr. Jim Porter received payouts for his participation in the 2000, 2001, and 2002 Retention Program plans. Mr. Pete Hart, Mr. G. Felda Hardymon, and Ms. Michaela Rodeno received payouts for their participation in the 2002 Retention Program plan.

(2)	Grant date fair value data is provided for informational purposes and is not included in the amounts shown in the “Total” column. The share value of stock on the grant date (April 29, 2008) was $48.76 per share.

(3)	At fiscal year end, Mr. Hart had 2,750 vested stock options and 4,101 unvested shares of restricted stock outstanding.

(4)	At fiscal year end, Mr. Benhamou had 2,050 unvested shares of restricted stock outstanding.

(5)	At fiscal year end, Mr. Clapper had 2,050 unvested shares of restricted stock outstanding.

(6)	At fiscal year end, Mr. Dunbar had 2,050 unvested shares of restricted stock outstanding.

(7)	At fiscal year end, Mr. Friedman had 2,050 unvested shares of restricted stock outstanding.

(8)	At fiscal year end, Mr. Hardymon had 2,050 unvested shares of restricted stock outstanding.

(9)	At fiscal year end, Mr. Kramlich had 2,050 unvested shares of restricted stock outstanding.

(10)	At fiscal year end, Ms. Krishnan had 2,050 unvested shares of restricted stock outstanding.

(11)	At fiscal year end, Mr. Porter had 2,750 vested stock options and 2,050 unvested shares of restricted stock outstanding.

(12)	At fiscal year end, Ms. Rodeno had 2,750 vested stock options and 2,050 unvested shares of restricted stock outstanding.

(13)	At fiscal year end, Ms. Yoon had 2,050 unvested shares of restricted stock outstanding.

The Compensation Committee establishes the compensation arrangement for directors, using a combination of annual retainer fees, meeting fees and annual equity awards. In prior years, the Company allowed its directors to participate in the Company’s Retention Program. Certain long-term directors continue to receive benefits under that Program, as described below.

The new annual term for directors began on April 24, 2008, following election by stockholders on April 24, 2008. During 2008, the Committee approved two changes to the compensation structure for Directors:

•

Recognizing the increased responsibilities and time commitment for the Chairs of the Audit and Compensation Committees, we increased the annual retainer for the Audit Committee Chair to $20,000 from $15,000, and increased the annual retainer for the Compensation Committee Chair to $12,500 from $10,000.

•

We modified the meeting fee schedule to compensate for longer Committee planning sessions, typically involving an overnight stay. We will now pay a flat fee of $5,000 for Audit Committee planning meetings exceeding one day, and a flat fee of $3,000 for other Committee meetings exceeding one day.

The Compensation Committee approved a voluntary deferral arrangement and form of agreement under the 2006 Equity Incentive Plan which allowed nonemployee directors to elect an irrevocable deferral of the receipt of 2008 restricted stock unit awards until: (a) a specific future settlement date that meets the requirements of Internal Revenue Code 409A, (b) separation from service, (c) the date of a Change in Control, (d) death, or (e) date of disability. Elections will apply to restricted stock unit awards received during 2008. Mr. Hardymon and Ms. Yoon elected to defer the receipt of their 2008 equity grants.

The elements of compensation paid to each director during the year ended December 31, 2008 are as follows:

Fees. Each of the Company’s non-employee directors received:

•	An annual retainer fee of $35,000; and

•

A per-meeting fee of $1,000 for each Board meeting attended in person and a per-meeting fee of $500 for each Board meeting held entirely by telephone. (The meeting fee for the multi-day strategy session was $2,000.)

In addition to the above:

•	The chairperson of the Board of Directors received an additional annual fee of $90,000.

•

The chairperson of the Audit Committee received an additional annual fee of $20,000, the chairperson of the Compensation Committee received an additional annual fee of $12,500, and the chairpersons of each of the Directors’ Loan Committee, Finance Committee and Governance Committee received an additional annual fee of $10,000.

•	Each member of the Audit Committee received a fee of $2,500 for each Audit Committee meeting attended in person, $1,250 for each Audit Committee meeting held entirely by telephone.

•	For members of all other committees, each committee member received a fee of $1,500 for each committee meeting attended in person, and $750 for each committee meeting held entirely by telephone.

The members of the Board of Directors are also eligible for reimbursement for their reasonable expenses incurred in connection with attendance at meetings in accordance with Company policy.

Restricted Stock. During fiscal year 2008, the Company granted 4,101 shares of restricted Company stock to the Chairman of the Board and 2,050 restricted shares to each of the other non-employee directors elected at the annual stockholders meeting (Messrs. Benhamou, Clapper, Dunbar, Friedman, Hardymon, Kramlich, Porter, and Ms. Krishnan, Ms. Rodeno, and Ms. Yoon). The shares were granted on April 29, 2008 and will vest in full on April 23, 2009.

Retention Program. In prior years, certain directors participated in the Company’s Retention Program, under which they received distributions for 2008. Messrs. Hardymon and Hart and Ms. Rodeno were participants in the 2002 plan and each received in February 2009 a distribution of $3,485. Mr. Porter was a participant in the 2000, 2001 and 2002 plans and received a distribution of $3,809 in February 2009. No directors participate in any plan years subsequent to 2002.

During 2008, the Company paid a total of $2,040,186 in compensation to its non-employee directors.

Director Equity Ownership Guidelines

During 2007, the Governance Committee of the Board of Directors adopted equity ownership guidelines for the Company’s non-employee directors, which were designed to reflect equity ownership equivalent to three times the annual retainers paid to directors. The Governance Committee reviews directors’ compliance with these guidelines on a quarterly basis.

Under these guidelines, the Governance Committee has recommended that, within five years of assuming the role, the Chairperson of the Board own a minimum of 7,150 shares of the Company’s Common Stock, and that other non-employee directors each own a minimum of 2,000 shares of the Company’s Common Stock. As of December 31, 2008, all directors met the guidelines, by ownership of the requisite number of shares or having served less than five years on the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During 2008, the Compensation Committee performed all compensation functions of the Board of Directors, including administration of the Company’s stock-based employee benefit plans. (See discussion above under “Board Committees and Meeting Attendance” for additional information on the Compensation Committee.) As noted above, the Compensation Committee is currently chaired by Ms. Rodeno, with Messrs. Hart, Kramlich and Porter and Ms. Yoon serving as members. None of the aforementioned persons has ever been an officer or employee of the Company. Mr. Wilcox does not participate in any Compensation Committee discussions related to his performance or compensation. See descriptions of related transactions between the Company and each of members of the Compensation Committee, if any, under “Certain Relationships and Related Transactions” below.

None of the Company’s executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on the Company’s Board of Directors or the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions Policy

The Company currently has in place a written policy on related party transactions (“Related Party Policy”), which governs the transactions involving the Company and certain related persons that are required to be disclosed under Item 404 of the SEC’s Regulation S-K (“S-K 404”). Under the Related Party Policy, any transaction, arrangement or relationship in which:

•	the Company is a participant;

•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; and

•	a related person has or will have a direct or indirect material interest,

will be considered an interested transaction and required to be approved by the Audit Committee of the Board of Directors. Transactions not required to be disclosed under S-K 404 are excluded from this policy. Any of the following persons is considered a related person under the Related Party Policy:

•	Any director or executive officer of the Company;

•	Any nominee for director of the Company;

•	Any holder of more than 5% of the Company’s Common Stock; and

•	Any immediate family member of any of the above.

Management of the Company has primary responsibility for identifying such related party transactions, which may include, from time to time, loan transactions by the Company or the Bank, investments through SVB Capital, and other business transactions involving our subsidiaries, such as SVB Analytics or SVB Global. The Audit Committee has responsibility for reviewing these transactions for potential conflicts of interests and approving them (or denying approval, as the case may be). Under the Related Party Policy, the Audit Committee’s approval may be granted in advance, as a ratification or based on certain standing approvals previously authorized by resolution. The Audit Committee may delegate its approval authority under the Related Party Policy to the committee chairperson.

Insider Loan Policy

The Bank has in place a policy, as approved by the Directors’ Loan Committee, which permits the Bank to make loans to directors, executive officers and principal stockholders (“Insiders”) and the related interests of those Insiders (“Insider Loans”). The Insider Loan policy is designed to comply with Regulation O of the Federal Reserve Act. Insider Loans qualify for an exemption from Section 402 of the Sarbanes-Oxley Act of 2002 as they are made by the Bank and subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act.

Pursuant to Regulation O, the Insider Loan policy authorizes the Bank to make Insider Loans if such Insider Loans: (a) are approved in advance by a majority of the Board of Directors of the Bank for Insider Loans where the aggregate amount of all outstanding extensions of credit exceeds $500,000; (b) are extended under the same terms and conditions and rates as those prevailing at the time of the Insider Loan for comparable transactions with other Bank clients; and (c) do not have more than a normal risk of failure of repayment to the Bank or other unfavorable features. The Insider whose credit extension is subject to Board approval must not participate either directly or indirectly in the voting to approve such extension of credit. Prior approval of the Board of Directors of the Bank is not required for an extension of credit made pursuant to a line of credit that was approved by the Board of Directors within 14 months of the date of the extension.

The Insider Loan policy also limits the aggregate amount of all loans to any Insider and his or her related interests. The Insider Loan policy also prohibits the Bank from paying an overdraft on a personal bank account of an Insider except if the overdraft is inadvertent, the aggregated amount of all overdrafts to the Insider at any time is $1,000 or less and the overdraft is outstanding for less than five business days.

Loan Transactions

During 2008, the Bank made loans to related parties, including certain companies in which certain of our directors or their affiliated venture funds are beneficial owners of ten percent or more of the equity securities of such companies. Such loans: (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features.

Fund Investments

Managed Funds

In 2000, we formed two venture investment funds: SVB Strategic Investors Fund, LP (“SIF I”) and Silicon Valley BancVentures, LP (“SVBV”). SIF I is a $121.8 million fund that primarily invests in venture capital/private equity funds and SVBV is a $56.1 million direct equity investment fund that invests in privately-held companies. Both funds are managed by their respective general partners, which are wholly-owned subsidiaries of the Company and hold a minority interest in the respective funds. Certain of our directors have also invested in the funds and hold a minority interest: Messrs. Hardymon (through his family limited partnership) ($0.9 million) and Porter ($0.5 million) are limited partners of SIF I, and Messrs. Hardymon (through his family limited partnership) ($1.5 million) and Kramlich ($1.0 million) are limited partners of SVBV.

In 2004, we created SVB Strategic Investors Fund II, LP (“SIF II”), a $175.0 million fund-of-funds that invests primarily in venture capital/private equity funds. SIF II is managed by its general partner, which is a wholly-owned subsidiary of the Company and holds a minority interest in the fund. Certain of our directors have invested in SIF II and hold a minority interest as a limited partner: Messrs. Hardymon (through his family limited partnership) ($1.0 million) and Porter ($0.1 million).

In 2006, we created SVB India Capital Partners I, LP (“SICP”), a $53.9 million direct equity investment fund that invests in privately-held companies in India. SICP is managed by its general partner, which is a wholly-owned subsidiary of the Company and holds a minority interest in the fund. Certain of our directors have invested in SICP and hold a minority interest as a limited partner: Messrs. Benhamou (through Benhamou Global Ventures) ($0.3 million), Friedman (through his family trust) ($0.1 million), and Porter ($0.2 million) and Mmes. Krishnan (through her family trust) ($0.3 million) and Rodeno ($0.3 million).

In 2007, we created SVB Capital Partners II, LP (“SCPII”), a $90.1 million fund that invests in privately-held companies. SCPII is managed by its general partner, a wholly-owned subsidiary of the Company, which holds a minority interest in the fund. One of our directors has invested in SCPII and holds a minority interest as a limited partner: Mr. Hardymon (through his family limited partnership) ($0.5 million).

Sponsored Funds

In 2003, Gold Hill Venture Lending 03, LP, a venture debt fund, and certain affiliated funds (the “Gold Hill Funds”) were created. The total size of the Gold Hill Funds is approximately $214.1 million. We have a majority interest in the general partner of the Gold Hill Funds, in addition to being a limited partner in one of the Gold Hill Funds. Our combined commitment total in the general partner and the Gold Hill Funds is $20.0 million. Certain of our directors are also limited partners of the Gold Hill Funds and hold a minority interest: Mr. Hardymon (through his family limited partnership) ($2.5 million) and Ms. Rodeno ($0.2 million).

In 2005, Partners for Growth II, LP, a special situation debt fund (“PFG II”), was created. The total size of PFG II is approximately $62.0 million. The general partner of PFG II is not owned or controlled by us. Certain of our directors are also limited partners in PFG II and hold a minority interest: Mr. Hardymon ($1.0 million) and Ms. Rodeno ($0.3 million).

In 2008, Gold Hill Capital 2008, L.P., a venture debt fund in the Gold Hill Funds family, and certain affiliated funds (the “Gold Hill II Funds”), were created. The total target size of the Gold Hill II Funds is over $200.0 million, of which we have a combined non-controlling commitment total in the general partner and the Gold Hill II Funds of $20.0 million. Certain of our directors are also limited partners of the Gold Hill II Funds and hold a minority interest: Mr. Hardymon (through his family limited partnership) ($0.5 million) and Ms. Rodeno ($0.3 million).

Employee Funds

In 2000, we created SVB Qualified Investors Fund, LLC (“QIF”), a $7.6 million investment fund for employees that met certain eligibility requirements. To be eligible to participate in QIF, an employee must be of a certain grade level and must be an “accredited investor,” as such term is defined by the SEC. QIF was initially capitalized by commitments and contributions from certain eligible employees including our senior management. All employee participants are required to invest in this fund with their own money, but we manage the fund and pay all administrative costs associated with the fund. QIF’s principal purpose is to invest in a select number of venture capital/private equity funds managed primarily by us or our affiliates. In 2008, the following individuals were executive officers who participated in QIF, each with individual commitment amounts ranging between $0.1 million and $0.5 million: Messrs. Wilcox, Becker, Jones, Kellogg, and Verissimo. QIF is also a limited partner of, and holds a minority interest in, each of SIF I ($2.7 million), SIF II ($2.1 million) and SVBV ($2.0 million).

In 2005, we formed SVB Qualified Investors Fund II, LLC (“QIF II”), a $5.1 million investment fund for employees that met certain eligibility requirements similar to those of QIF. All employee participants are required to invest in this fund with their own money, but we manage the fund and pay all administrative costs associated with the fund. QIF II’s principal purpose is to invest in a select number of venture capital/private equity funds managed primarily by us or our affiliates. In 2008, the following individuals were executive officers who participated in QIF II, each with individual commitment amounts ranging between $50 thousand and $0.3 million: Messrs. Wilcox, Becker, Jones, Kellogg and Verissimo, and Ms. Dent. QIF II is also a limited partner of, and holds a minority interest in, each of SIF II ($0.4 million), SCPII ($0.75 million), SICP ($0.5 million), and SVB Strategic Investors Fund III, L.P. (“SIF III”) ($1.0 million). SIF III is a $255.5 million fund-of-funds that invests primarily in private equity funds. SIF III is managed by its general partner, which is a wholly-owned subsidiary of the Company and holds a minority interest in the fund.

Other Transactions

SVB Business Partners (Shanghai) Co., Ltd., a wholly-owned subsidiary of the Company (“SVB Shanghai”), had an agreement with New Enterprise Associates (Beijing), Ltd. (“NEA Beijing”), under which SVB Shanghai had provided business consulting services. The agreement terminated in March 2008. NEA Beijing is a wholly-owned subsidiary of NEA Management Company, LLC (“NEA Management”), a company in which Mr. Kramlich, a director of the Company, has an ownership interest.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals

For a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the annual meeting next year, the written proposal must be received by our Corporate Secretary at our principal executive offices no later than December 3, 2009. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in the Company’s Proxy Statement is instead a reasonable time before SVB Financial Group begins to print and mail its Proxy materials for the annual meeting next year. Such proposals also will need to comply with the SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

SVB Financial Group

3005 Tasman Drive

Santa Clara, California 95054

Fax: (408) 496-2545

For a stockholder proposal that is not intended to be included in the Company’s Proxy Statement under Rule 14a-8, the stockholder must deliver a Proxy Statement and form of Proxy to holders of a sufficient number of shares of our Common Stock to approve that proposal, provide the information required by our bylaws and give timely notice to our Corporate Secretary in accordance with our bylaws. In general, our bylaws require that the notice be received by our Corporate Secretary:

•	Not earlier than the close of business on January 12, 2010, and

•	Not later than the close of business on February 11, 2010.

However, if the date of the stockholder meeting is moved more than 30 days before or 60 days after the first anniversary of the Company’s annual meeting for the prior year, then notice of a stockholder proposal that is not intended to be included in the Company’s Proxy Statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

•	90 days prior to the meeting, and

•	10 days after public announcement of the meeting date.

Nomination of Director Candidates

You may propose director candidates for consideration by the Board’s Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above. In addition, our bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must deliver a Proxy Statement and form of Proxy to holders of a sufficient number of shares of our Common Stock to elect such nominee and provide the information required by our bylaws, as well as a statement by the nominee acknowledging that he or she will owe a fiduciary obligation to the Company and its stockholders. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals.”

COPY OF BYLAW PROVISIONS

You may contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our bylaws also are available through the SEC’s website at http://www.sec.gov.

2008 ANNUAL REPORT

Stockholders who wish to obtain copies of the Company’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008, without charge, should address a written request to Lisa Bertolet, Stock Administration, SVB Financial Group, 3003 Tasman Drive, Santa Clara, California 95054 (Facsimile: (408)  496-2405). The report is also available electronically at http://www.svb.com/proxy.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Meeting. However, if other matters do properly come before the Meeting, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

There are three ways to vote your proxy
Your telephone or Internet vote authorizes the Proxy Holders to vote your shares in the same manner as if you marked, signed and returned your proxy card.
SVB FINANCIAL GROUP 3005 TASMAN DRIVE SANTA CLARA, CA 95054

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you vote by Phone or Internet, please do not mail your Proxy Card

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
SVBFN1 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SVB FINANCIAL GROUP The Board of Directors Recommends a Vote FOR each of the proposals.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors			☐	☐	☐
1.	To elect directors to serve for the ensuing year and until their successors are elected.
Nominees:
	01 Eric A. Benhamou	07 C. Richard Kramlich
	02 David M. Clapper	08 Lata Krishnan
	03 Roger F. Dunbar	09 James R. Porter
	04 Joel P. Friedman	10 Michaela K. Rodeno
	05 G. Felda Hardymon	11 Ken P. Wilcox
	06 Alex W. “Pete” Hart	12 Kyung H. Yoon

Vote on Proposal								For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2009.							☐	☐	☐
3.	To approve an advisory (non-binding) proposal concerning the Company’s executive compensation.							For	Against	Abstain
								☐	☐	☐
4.	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof, according to the Proxy Holders’ decision and in their discretion.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” EACH OF THE ABOVE NOMINEES AND PROPOSALS, AND WITH RESPECT TO SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF, AS THE SAID PROXY HOLDERS DEEM ADVISABLE.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Sign exactly as your name(s) appear(s) on your stock certificate. An entity (such as a corporation or partnership) is requested to sign its name by a duly authorized signatory, with the capacity in which signed designated. Executors, administrators, trustees, and similar fiduciaries are requested to so indicate when signing. If stock is registered in two names, both should sign.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

SVBFN2

SVB FINANCIAL GROUP

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 12, 2009

The undersigned appoints KEN P. WILCOX and MARY J. DENT, or either of them, with full power of substitution for himself or herself, as the Proxy Holder of the undersigned to vote and otherwise represent all of the shares registered in the name of the undersigned at the Annual Meeting of Stockholders of SVB Financial Group to be held on Tuesday, May 12, 2009, at 4:00 p.m. local time, at the Company’s offices located at 3005 Tasman Drive, Santa Clara, California 95054 and any postponements or adjournments thereof, with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner.

If the undersigned holds shares in its name, and signs and returns this proxy card without giving specific voting instructions, the undersigned’s shares will be voted as recommended by the Company’s Board on each of the matters set forth below and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)